UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Douglas Emmett, Inc.
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1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 28, 2026
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc., a Maryland corporation (the "Company"), will be held on May 28, 2026 at 9:00 a.m. Pacific Daylight Time for the following purposes as more fully described in the accompanying Proxy Statement:
1.To elect eight directors to serve on the Board of Directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualify.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.
3.To approve, in a non-binding advisory vote, our named executive officer compensation for 2025.
4.To approve the Douglas Emmett, Inc. 2026 Omnibus Stock Incentive Plan.
5.To transact such other business as may properly come before our Annual Meeting or any adjournments thereof.
This year’s Annual Meeting of Stockholders will be held virtually. The virtual meeting will provide stockholders rights and opportunities to vote and ask questions substantially equivalent to in-person meetings of stockholders. In order to attend the meeting, you must register in advance at https://web.viewproxy.com/DEI/2026 by 11:59 p.m. Eastern Daylight Time on May 26, 2026. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled "Annual Meeting of Stockholders".
Our Board of Directors has fixed the close of business on March 31, 2026 as the Record Date for determining the stockholders entitled to notice of and to vote at our Annual Meeting of Stockholders, or at any adjournment thereof (the “Record Date”). Only stockholders at the close of business on the Record Date are entitled to attend or vote at our Annual Meeting.
Accompanying this Notice are a Proxy Statement and a Proxy Card. Even if you plan on attending our Annual Meeting via webcast, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. You may revoke your proxy by taking appropriate action at any time prior to its exercise at our Annual Meeting.
This Proxy Statement and our 2025 Annual Report to stockholders are available at www.douglasemmett.com/proxy. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan	/s/ Michele Aronson
Jordan L. Kaplan	Michele Aronson
Chairman of the Board and Chief Executive Officer	Executive Vice President, General Counsel and Secretary

Date: April 17, 2026

1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 17, 2026. This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held on May 28, 2026 at 9:00 a.m. Pacific Daylight Time and at any and all adjournments thereof (our “Annual Meeting”).

PROPOSAL	FOR MORE INFORMATION	BOARD RECOMMENDATION
DOUGLAS EMMETT PROPOSALS
Proposal 1: To elect eight directors to serve on the Board of Directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualify.	Page 5	FOR EACH NOMINEE
Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.	Page 8	FOR
Proposal 3: To approve, in a non-binding advisory vote, our named executive officer compensation for 2025, as more fully described in this Proxy Statement.	Page 9	FOR
Proposal 4: To approve the Douglas Emmett, Inc. 2026 Omnibus Stock Incentive Plan.	Page 11	FOR
This year’s Annual Meeting will be held virtually. You will not be able to physically attend the Annual Meeting. If you wish to attend the meeting you must register in advance by visiting https://web.viewproxy.com/DEI/2026. Your registration must be received by 11:59 p.m. Eastern Daylight Time on May 26, 2026. You will receive a meeting invitation via e-mail with your unique meeting link and a password prior to the meeting date. You may also authorize a proxy to vote your shares at the Annual Meeting by returning a signed Proxy Card in the enclosed postage-paid envelope, or by internet or telephone, or by following the instructions you receive from your bank, broker or other nominee.
Our Board of Directors has fixed the close of business on March 31, 2026 as the Record Date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. If you are a stockholder of record as of the close of business on the Record Date you will be entitled to attend the Annual Meeting and vote and submit questions during the Annual Meeting via a live audio webcast. If you hold your shares in “street name” through a bank, broker or other nominee as of the close of business on the Record Date you will be able to attend and submit questions during the Annual Meeting, but you will not be able to vote at the Annual Meeting unless you obtain a legal proxy from your bank, broker or other nominee and submit it as part of the registration process. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
We have enclosed a Proxy Card for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders may vote the proxy in their discretion.

If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock, please mark, sign, date, and promptly return the enclosed Proxy Card in the postage-paid envelope or authorize your proxy electronically using the Internet or by telephone. If your common stock is held by a bank, broker or other nominee (i.e. in "street name"), please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instructions you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, but may not vote your shares at all on the other matters brought before the Annual Meeting. Also, if you hold any of your shares in street name, you must obtain a legal proxy executed in your favor from your bank, broker or other nominee and submit that legal proxy as part of the registration process in order to be able to vote these shares via the webcast at the Annual Meeting. Obtaining a legal proxy may take several days.
You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, either an instrument revoking that proxy or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record or hold a proxy from a stockholder of record.
Registering to attend the Virtual Annual Meeting
To register to attend the Annual Meeting, please visit https://web.viewproxy.com/DEI/2026.
ALL REGISTRATIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON May 26, 2026.
•If you hold your shares in your name as of the close of business on the Record Date for the Annual Meeting, or have received a Proxy Card, please click “Registration for Registered Holders” and enter your name, phone number, and email address.
•If you hold your shares through a bank, broker or other nominee, please click “Registration for Beneficial Holders” and enter your name and email, and click submit. You will also need to prove beneficial ownership by uploading or e-mailing to VirtualMeeting@viewproxy.com a copy of a legal proxy from your bank, broker or other nominee, or a copy of your Proxy Card, voter instruction form, notice of internet availability, or your brokerage statement. If you wish to vote in person at the Annual Meeting, you must submit a copy of your legal proxy from your bank, broker or other nominee. If you have not obtained a legal proxy from your bank, broker or other nominee and do not wish to vote in person at the Annual Meeting, you must still register in order to attend the Annual Meeting.
After you have registered for the Annual Meeting, you will receive an e-mail indicating that your registration has been confirmed along with the meeting link; you will also receive the meeting password in a separate email. You will need the meeting link and the password in order to virtually attend the Annual Meeting.
Attending the Virtual Annual Meeting
Stockholders who properly register to attend the Annual Meeting will receive a meeting invitation by e-mail with a unique meeting link and a password prior to the meeting date. You may submit questions during the registration process, or during the virtual meeting by typing your question into the questions/chat box. You will need the control number that appears on your proxy card, or if you hold your shares through a broker, bank or other nominee, that was provided with the confirmation of your registration, to vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 8:30 am, Pacific Daylight Time, and you should allow ample time for the check-in. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please contact technical support at 866-612-8937 or Virtualmeeting@viewproxy.com.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 17, 2026. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2025 Annual Report on our website at www.douglasemmett.com/proxy for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on the Record Date (March 31, 2026) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, we had 167,485,267 shares of our common stock outstanding. Holders of our common stock are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. Cumulative voting is not permitted. The presence, via webcast or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum for the transaction of business at our Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of our common stock as of the Record Date, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon our review of the most recent Schedule 13D and 13G filings as of the Record Date), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named each has sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class(1)

Jordan L. Kaplan(3)	12,577,268	7.1%
Kenneth M. Panzer(4)	9,863,381	5.6%
Kevin A. Crummy	430,198	*
Shirley Wang	308,078	*
Leslie E. Bider	290,806	*
Michele L. Aronson	253,337	*
Thomas E. O'Hern	132,587	*
William E. Simon, Jr.	118,736	*
Peter D. Seymour	101,099	*
Virginia A. McFerran	53,915	*
Dorene C. Dominguez	25,178	*
Andy Cohen	—	*
The Vanguard Group, Inc.(5) 100 Vanguard Blvd., Malvern, PA 19355	26,187,297	15.6%
BlackRock, Inc.(6) 50 Hudson Yards, New York, NY 10001	24,166,878	14.4%
First Eagle Investment Management, LLC(7) 1345 Avenue of the Americas, New York, NY 10105	13,778,932	8.2%
State Street Corporation(8) 1 Congress Street, Boston, MA 02114	10,929,446	6.5%
All officers, directors and nominees as a group (12 persons)	24,154,583	13.0%

_________________________________________
* Less than 1%
See notes to the table on the next page

1.Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of shares that such person or group has the right to acquire within 60 days after the Record Date. The beneficial ownership in the table includes the following share equivalents:

Name	OP Units

Jordan L. Kaplan	8,888,647
Kenneth M. Panzer	8,293,965
Kevin A. Crummy	427,862
Shirley Wang	24,078
Leslie E. Bider	115,806
Michele L. Aronson	211,211
Thomas E. O'Hern	83,539
William E. Simon, Jr.	73,736
Peter D. Seymour	101,099
Virginia A. McFerran	53,915
Dorene C. Dominguez	25,178
Andy Cohen	—
All officers, directors and nominees as a group (12 persons)	18,299,036

As of the Record Date, we had 33,595,301 operating partnership units outstanding. “OP Units” are limited partnership interests in our operating partnership which share equally in the distributions of our operating partnership and are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election. These share equivalents are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group as of the Record Date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
2.Mr. Kaplan is the Chairman of our Board, Chief Executive Officer ("CEO") and a Director, Mr. Panzer is our President, Chief Operating Officer ("COO") and a Director, Mr. Crummy is our Chief Investment Officer ("CIO"), Mr. Seymour is our Chief Financial Officer ("CFO"), and Ms. Aronson is our Executive Vice President, General Counsel and Secretary. Messrs. Bider, O'Hern, and Simon, and Mses. McFerran, Dominguez, and Wang are independent members of our Board.
3.Mr. Kaplan disclaims beneficial ownership of 738,981 shares of common stock owned by The Martha and Irv Kaplan Family Foundation, a California tax-exempt charitable organization. Mr. Kaplan is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.
4.Mr. Panzer disclaims beneficial ownership of 695,826 shares of common stock owned by The Panzer Family Foundation, a California tax-exempt charitable organization. Mr. Panzer is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.
5.Based solely on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on February 13, 2024 by The Vanguard Group, which reported that it had: (i) shared voting power with respect to 250,896 shares, (ii) sole dispositive power with respect to 25,755,474 shares and (iii) shared dispositive power with respect to 431,823 shares.
6.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc., which reported that it had sole voting power with respect to 23,637,374 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.
7.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on February 8, 2024 by First Eagle Investment Management, LLC, which reported that it had sole voting power with respect to 12,581,819 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.
8.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 30, 2024 by State Street Corporation, which reported that it had shared voting power with respect to 8,831,351 shares and shared dispositive power with respect to 10,912,746 shares.

DOUGLAS EMMETT PROPOSALS
ELECTION OF DIRECTORS
(Proposal 1)

Information Concerning Nominees
Our Board currently has nine members, all of whose terms expire at our Annual Meeting and eight of whom are nominated for re-election to a term that will expire at our 2027 annual meeting of stockholders. Leslie E. Bider has informed the company that he will not stand for re-election at the end of his current term and the Board has reduced the number of members of the Board to eight, effective at the Annual Meeting. Each of the nominees was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board that each nominee can make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and exhibit independence, experience and strong communication and analytical skills. Pursuant to our Corporate Governance Guidelines, we seek to have our Board consist of members representing a wide ranging and complementary mix of skills, experience, perspectives and backgrounds. During this twentieth year of the Company, the independent directors standing for re-election have an average service period of approximately nine years.

Name	Age(1)	Title

Jordan L. Kaplan	64	Chairman of the Board and CEO
Kenneth M. Panzer	65	President, COO and Director
Andy Cohen*	70	Director
Dorene C. Dominguez*	63	Director
Virginia A. McFerran*	62	Director
Thomas E. O'Hern*	70	Director
William E. Simon, Jr.*	74	Director
Shirley Wang*	57	Director
_______________________________
(1)     Age as of March 31, 2026.
* Independent director.

Jordan L. Kaplan. Mr. Kaplan was named Chairman of our Board in 2025 and has served as our CEO and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our Chairman and CEO and his extensive knowledge of our operations and markets.
Kenneth M. Panzer. Mr. Panzer is our President and has served as our COO and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our President and COO and his extensive knowledge of our operations and markets.

Andy Cohen, FAIA. Mr. Cohen has served as a member on our board since April 8, 2026. Mr. Cohen is Global Co-Chair of Gensler, the world’s largest architecture, design and planning firm with 60 offices and 6,500 professionals across the Americas, Europe, Greater China, Asia Pacific and the Middle East. He has spent his entire 43-year career at Gensler, serving as Co-CEO from 2005 to 2024 before stepping into the Global Co-Chair role for Gensler as well as Co-Chair of its Board of Directors. Under Mr. Cohen’s leadership, Gensler tops the list of global architectural firms, generating over $2 billion in revenue and designing projects in over 100 countries in 2025. Mr. Cohen is a member of the Urban Land Institute’s (ULI) Urban Development and Mixed-Use Council, the Policy Advisory Board of the Fisher Center for Real Estate & Urban Economics at Berkeley’s Haas School of Business, the UCLA Luskin School of Public Affairs Board of Advisors, and the USC School of Architecture Board of Councilors, among others. A registered architect in 41 states and 3 Canadian provinces, Mr. Cohen is a Fellow of the American Institute of Architects and a graduate of the Pratt Institute. Mr. Cohen was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in architecture and real estate, including his service as Chief Executive Officer at Gensler and his operating and financial experience.
Dorene C. Dominguez. Ms. Dominguez has served as a member of our Board since 2021. Since 1985 Ms. Dominguez has worked for Vanir Construction Management, Inc. and in 2004 she became the Chairwoman and Chief Executive Officer of Vanir Group of Companies, and its subsidiaries, Vanir Development Company Inc. and Vanir Construction Management Inc., which respectively specialize in commercial and institutional real estate development and construction management. She is on the board of KB Home, the University of Notre Dame Board of Trustees, and the Aspen Institute for Latinos and Society, and a former member of the Coca-Cola Hispanic Advisory Council and CIT Group Board. She is also the first Latina to become a governor of the NBA Sacramento Kings. Ms. Dominguez holds a bachelor's degree in business administration with a concentration in finance from the University of Notre Dame and a certificate in corporate governance from Harvard University. Ms. Dominguez was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her experience in real estate development and construction, (two growing aspects of our business) and her operating experience.
Virginia A. McFerran. Ms. McFerran has served as a member of our Board since 2015. Ms. McFerran is an investor and advisor to technology companies and healthcare organizations embracing new technology. From 2019 to 2020 she served as the VP of Global Partnerships at Google Health. From 2016 to 2018 Ms. McFerran was the President and Chief Executive Officer of Optum Analytics, an information and technology-enabled health services business. From 2009 to 2014, Ms. McFerran served as Chief Information Officer of the UCLA Health system. Prior to joining UCLA, Ms. McFerran was the Chief Information Officer of Weill Cornell Medical Center in New York and the Chief Information Officer of The Salk Institute, after having held technical leadership positions at The University of Washington and Microsoft Corporation. Ms. McFerran holds a bachelor's degree from University of Georgia and an M.S. from Seattle University. Ms. McFerran was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her familiarity with the medical and technology industries generally (two of our key tenant drivers) and her expertise in information technology and systems, which play increasingly critical roles in our business.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern served as the Chief Executive Officer of The Macerich Company ("Macerich"), a REIT specializing in retail real estate from January 1, 2019 to February 29, 2024. Prior to becoming Chief Executive Officer, Mr. O'Hern was Senior Executive Vice President, Chief Financial Officer and Treasurer of Macerich. Prior to joining Macerich in 1993, Mr. O'Hern served as a Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. from 1978 to 1984. Mr. O'Hern also serves on the Torrance Memorial Medical Center Foundation Board of Trustees. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his service as Chief Executive Officer and Chief Financial Officer at Macerich and his knowledge of financial and accounting matters.

William E. Simon, Jr. Mr. Simon, has served as a member of our Board since 2012. Mr. Simon is Partner Emeritus of Simon Quick Advisors, a firm that provides wealth management, investment consulting, and family office services to its clients. He previously served as a Partner at Simon Quick Advisors from 2016 to 2020. Prior to becoming a partner at Simon Quick Advisors, he was Co-Chairman of William E. Simon & Sons, L.L.C. an investment firm that he co-founded in 1988. From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently an Assistant Adjunct Professor in the UCLA Undergraduate Department of Economics and Founding Director of the UCLA Value Investing Program. He also serves as an Adjunct Instructor for the Williams College Leadership Studies Program. Mr. Simon holds a bachelor's degree in history from Williams College where he is a Lifetime Emeritus Trustee and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters.
Shirley Wang. Ms. Wang has served on our Board since April 1, 2022. Ms. Wang is the founder of Plastpro Inc., a fiberglass door manufacturing company, and has served as its Chief Executive Officer since 1994. Prior to her career as an entrepreneur, Ms. Wang held executive and sales positions at Citicorp and J. Walter Thompson Advertising. Ms. Wang previously served on the board of Preferred Bank, a NASDAQ listed corporate bank. Ms. Wang serves as a trustee on the Columbia University Board of Trustees. Ms. Wang holds a bachelor's degree from the University of California Los Angeles and a Masters of Business Administration from Columbia University. Ms. Wang was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her experience in manufacturing and construction, and her operating experience.
Director not standing for re-election
One of our current directors, Mr. Leslie E. Bider, informed our Nominating and Governance Committee that he did not wish to stand for re-election for the upcoming year and will retire as of the Annual Meeting. The Board expressed its appreciation to Mr. Bider for his service to the Company.
Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Mr. Bider is a retired executive and investor managing his family office and family foundation. From 2008 to 2021, Mr. Bider was the Chief Executive Officer and Vice Chairman of PinnacleCare, a Private Health Advisory firm. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles-based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman and Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music and was a CPA and principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School.
Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed and unrevoked proxy will be voted "FOR" the election of all of the nominees, unless the proxy otherwise directs. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum. Instructions to withhold authority to vote will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote "for" the election of another person or persons as our Board recommends.

Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 2)

Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2026. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum. The proposal is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his/her discretion. Accordingly, we do not expect any broker non-votes with respect to Proposal 2. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed and unrevoked proxy will vote "for" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our named executive officers' ("NEO") compensation for 2025, as required pursuant to Section 14A of the Exchange Act. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the "Compensation Discussion and Analysis" section and related compensation tables):

We believe that our NEO compensation program represents a balanced, state-of-the-art structure, appropriately focused on pay-for-performance:
•Strong Link Between Pay and Performance. Our Compensation Committee has always focused on aligning pay with performance and has a history of lowering pay when warranted (CEO & COO pay has been raised 9 times and lowered 9 times since our IPO in 2006).
•Executive Compensation is Overwhelmingly Performance-Based. Performance-based restricted pay represents an overwhelming majority of our NEOs' compensation:
◦In 2025, only 9% of our CEO's and COO’s compensation consisted of base salary, with the remainder determined based on performance during the year at the discretion of our Compensation Committee at the end of the year.
◦Our CEO's total cash compensation of $800,000 was by far the lowest of all of the CEOs in our Benchmark Group(1) for 2024, and was equal to only 23% of the median CEO total cash compensation of $3.5 million of the Benchmark Group.
◦As was done in prior years, at the beginning of 2025, our Compensation Committee approved written goals for purposes of our incentive compensation program which we then disclosed in our proxy statement last year for our 2025 Annual Meeting of Stockholders. For 2025, these included goals related to our 2025 Funds from Operations ("FFO"), our absolute and relative Total Shareholder Return ("TSR"), Environmental matters, operating matters, acquisitions, dispositions and development and redevelopment activities.
◦Our Compensation Committee reserves the option (when appropriate and disclosed) to consider other factors which were not part of the goals set at the beginning of the year. At the end of 2025, our Compensation Committee determined our NEOs' incentive compensation based on evaluating results against these goals, the results of which are reported in this Proxy Statement (see "Executive Compensation - Compensation and Discussion Analysis").
•Incentive Compensation Paid in Restricted Equity. We believe that our NEO compensation program aligns incentive compensation opportunities with the interests of our stockholders. In 2025, our CEO, COO, and our other NEOs' received 99% of their incentive-based compensation in the form of restricted LTIP Units. "LTIP Units" are a separate series of limited partnership interests in our operating partnership which, after certain events, may be converted on a one-for-one basis into OP Units. LTIP Units have been granted to certain our employees and non-employee directors as part of their compensation. This directly ties the compensation for our NEOs' to the interests of our stockholders.
•Substantial Transfer Restrictions Align Compensation with Long-Term Stockholder Value. In order to tie the interests of our NEOs' with the interests of our stockholders, we require that our NEOs hold their equity grants for many years:
◦Transfer is restricted for a minimum of four to seven years after grant, based on the date of vesting.
◦Transfer is also restricted unless our future stock price exceeds 102% of the price on the grant date; if the hurdle is not reached within 10 years, 100% of the grant is forfeited.

•Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. We require our NEOs to comply with our substantial equity ownership requirements. As of the Record Date, our NEOs and directors held approximately 17.1% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $314.0 million based on the closing price of our stock on the Record Date. All of our NEOs and directors are in compliance with our share ownership and retention requirements (see "Corporate Governance-Equity Ownership Requirements").
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1 Our Benchmark Group was recommended by our Compensation Committee's independent compensation consultant, FTI Consulting, Inc. ("FTI") and approved by the Compensation Committee based on the following criteria: (i) office sector REITs that primarily invest in Class "A" space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; (iii) select California-based REITs with whom we compete for talent; and (iv) the overall composition of the peer group was constructed so that the Company is relatively close to the median in terms of implied market capitalization and total enterprise value. Our Benchmark Group for 2025 was comprised of the following companies:

Alexandria Real Estate Equities, Inc.	BXP, Inc.
Empire State Realty Trust, Inc.	Hudson Pacific Properties, Inc.
JBG SMITH Properties, Inc.	Kilroy Realty Corporation
Piedmont Office Realty Trust, Inc.	SL Green Realty Corp.
UDR, Inc.	Vornado Realty Trust

For members of the group that have not been public companies during the entire period of the above TSR analysis we included those members during the first year in which their data became available.
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Required Vote
As an advisory vote, the vote on this proposal is not binding upon us, our Board, or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our NEO compensation program, and our Board, both value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs. Our current policy is to hold a non-binding, advisory vote on the compensation of our NEOs every year and, unless our Board determines, we will hold our next say-on-pay vote at our 2027 Annual Meeting of Stockholders. The advisory proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum. Unless a proxy directs otherwise, the shares represented by each properly executed and unrevoked proxy will vote "for" Proposal 3.

Board Recommendation
For all of these reasons, our Board recommends a vote "FOR" the following resolution at our Annual Meeting:
"RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the 2025 compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

ADOPTION OF 2026 OMNIBUS STOCK INCENTIVE PLAN
(Proposal 4)

The Board of Directors is asking our stockholders to approve the Douglas Emmett, Inc. 2026 Omnibus Stock Incentive Plan (our “2026 Plan”). The 2026 Plan is designed to replace the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan (our “2016 Plan”). The 2016 Plan was originally adopted by our Board on March 3, 2016 and was approved by our stockholders at our 2016 Annual Meeting of Stockholders, and our Board adopted and our stockholders approved further amendments to the 2016 Plan in 2020 and 2023. Although approximately 6.2 million shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock remained available for future issuance under our 2016 Plan as of December 31, 2025, awards covering these shares may not be granted under the 2016 Plan after June 2, 2026.
If approved, the 2026 Plan will become effective as of the date on which stockholder approval is obtained. No equity grants have been made or will be made under the 2026 Plan unless and until the 2026 Plan is approved by our stockholders. Upon stockholder approval of the 2026 Plan, we will no longer be authorized to grant any additional awards under our 2016 Plan, although awards previously granted and outstanding under our 2016 Plan will continue to be governed by the terms of the 2016 Plan. We do not expect to make any awards under the 2016 Plan between the date on which this Proxy Statement is mailed and the date of the Annual Meeting.
As set forth below, we use equity grants as a key part of the compensation for many of our employees, including our executive officers. We pay most (91% for our CEO and COO in 2025) of our senior executives’ annual compensation in the form of restricted equity based on their performance during the current year. For other employees, the percentage is less, but generally still meaningful. These annual restricted equity grants vest over three years, are contingent upon the future stock price exceeding the price at which the restricted equity was originally granted and are subject to restrictions on transfer for two years after grant and, in the case of our executive officers, two years after vesting. Accordingly, none of the equity granted to our executive officers is restricted for less than four years, and some is restricted for at least seven years after grant. This directly ties the value of the compensation for the grantees not only to our evaluation of their performance in the year of grant, but also to the ultimate total return to our stockholders over a multi-year period. The equity grants also function as “golden handcuffs” for the employees who receive them, by conditioning some of their compensation on their remaining employment by us over the vesting period.
The Board believes that approval of the 2026 Plan is critical to attracting and retaining well-qualified employees in a competitive labor market and that the 2026 Plan will provide a significant incentive for our employees, directors and consultants to increase the value of the company for all stockholders, which is essential to our long-term growth and success. The Board believes that the number of shares authorized under the 2026 Plan reflects an appropriate balance between providing us with the flexibility to continue our equity award program over a multi-year period and stockholder dilution considerations.
The 2026 Plan will allow us to continue to grant equity and equity-linked long-term incentive compensation awards (including LTIP Units) to our key officers, employees, consultants and directors. The Board believes that the selective use of equity and equity-linked long-term incentive compensation awards is vital to our ability to attract, retain, reward, and motivate our key officers, employees, consultants and directors. This, in turn, helps us achieve our growth objectives and enhance stockholder value. Stockholder approval of the 2026 Plan will allow us to continue to provide these incentives. See “Compensation Discussion and Analysis” in the “Executive Compensation” section.
Therefore, in order to permit us to continue to make equity grants after June 2, 2026, our Board recommends that you approve, and under this proposal you are being requested to approve, the 2026 Plan.
A copy of the 2026 Plan is attached as Exhibit A to this Proxy Statement. You should read the attached copy of the 2026 Plan closely, since it (and not this summary) will govern the terms of the 2026 Plan.
Key Reasons Why You Should Vote to Approve the 2026 Plan

The Board recommends that you approve the 2026 Plan for the following reasons:
•Recruitment and Retention. The 2026 Plan will enable us to continue to attract, retain, motivate and reward our key officers, employees, consultants and directors consistent with market practice and in alignment with our shareholders. The 2026 Plan will also enable us to continue our broad-based equity program for all employees, at all levels of the Company. We believe this approach has been very successful: in 2025, approximately 208 of our approximately 778 total employees and all of our non-employee directors were granted equity awards. The Company has found that retention for employees who received equity as part of their annual bonus is more than 30% higher than for employees who received cash-only bonuses.
•Alignment with Stockholder Interests and Pay-for-Performance. Equity and equity-linked awards serve to align the interests of our key officers, employees, consultants and directors with those of our Company and its stockholders, focus our key officers, employees, consultants and directors on driving stockholder value creation, and further link pay with performance.
•Competitive Advantage. We view equity and equity-linked awards as a crucial component of our compensation program, which enable us to remain competitive within our industry in attracting and retaining key talent, as equity-based compensation for executives is customary among public companies.
•Reasonable Share Reserve. The 2026 Plan authorizes the grant of awards relating to up to 15 million shares of our common stock plus any shares subject to awards under the 2016 Plan that are outstanding as of the effective date of the 2026 Plan and are forfeited, canceled or otherwise terminated (other than by exercise) and become available for issuance under the terms of the 2026 Plan. Over the past three years, we have granted approximately 7.6 million LTIP Units under the 2016 Plan (we have not made any other type of awards). Based on the dollar value of the issuances during the last three years and the Record Date stock price, we estimate there would be enough shares under the 2026 Plan to last at least three annual performance cycles. This represents an approximately 1.9% annual burn rate. While our projected burn rate is slightly elevated compared to our prior three-year average of 1.3%, this is primarily a function of the recent decline in our stock price, as a greater number of shares is required to deliver market-competitive equity value to our key talent. We believe this is a reasonable share reserve to attract, retain, motivate and reward our key officers, employees, consultants and directors.
Some Key Features of the 2026 Plan
•No Single Trigger Change in Control Provisions. The 2026 Plan does not contain automatic vesting of outstanding awards upon a change in control. If we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2026 Plan, and may provide for the acceleration of vesting with respect to existing awards.
•No Liberal Share Recycling. The 2026 Plan does not contain liberal share recycling provisions, either for “full value” awards, options, or stock appreciation rights.
•Three-Year Average Burn-Rate. During the last three years, we granted awards covering an average per year of approximately 1.3% of our outstanding fully diluted share equivalents.
•Estimated Plan Duration. Based on the dollar value of the issuances during the last three years and the current stock price, there would be enough shares under the 2026 Plan to last at least three annual performance cycles.
•CEO’s Proportion of Performance-Conditioned Awards. All of the equity awards received by our CEO during the last three years were awarded based on achievement of goals disclosed in our proxy statements.
•No Repricing or Cash Buyout of Underwater Options. The 2026 Plan does not permit the repricing, cash buyout, replacement or re-granting through cancellation, modification or exchange of underwater options without stockholder approval.
•No Discounted Options or Stock Appreciation Rights. Options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value of the shares of common stock underling the award on the date of grant.
•Award Limits. No more than $500,000 in value of awards may be provided to any non-employee director in any calendar year.
•Clawback of Awards. The Company will seek repayment or recovery, as appropriate, of any award paid to an executive officer of the Company (or to his or her spouse or beneficiary) to the extent overpaid as a result of financial results that must be restated and where the executive officer engaged in fraud or intentional misconduct related thereto.
•Not Evergreen. Our 2026 Plan is not “evergreen;” awards may not be made under it after the tenth anniversary of the adoption of the 2026 Plan by our Board.
•Limited Transferability. Our 2026 Plan generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or estate planning vehicles of which family members are the only partners or beneficiaries.

•No Increase to Shares Reserved for Issuance without Stockholder Approval. The 2026 Plan prohibits any material amendments to the 2026 Plan that increase the total number of shares of common stock that may be reserved for issuance thereunder without stockholder approval.

Stockholder Dilution Considerations
To protect stockholder interests from the potential dilutive impact of equity awards, we actively manage our equity plan resources as effectively as possible. During the last three years, we granted awards covering an average per year of approximately 1.3% of our outstanding fully diluted share equivalents. The moderate projected increase in our burn rate to 1.9% is driven by our lower Record Date stock price assuming a similar dollar value of the issuances during the last three years.
We anticipate that the 15 million shares under the 2026 Plan will give us flexibility to grant equity awards for at least three performance cycles, accommodating anticipated grants relating to the hiring, retention and promotion of employees and for the compensation of non-employee directors and consultants. However, this is only an estimate. The total number of shares that are subject to award grants in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of our common stock (because higher stock prices generally require that fewer shares be issued to produce awards of a given grant date fair value, all else being equal), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, the extent to which vesting conditions applicable to equity-based awards are satisfied, the need to attract, retain and incentivize key talent, the type of awards we grant, and how we choose to balance total compensation between cash and equity-based awards.
The inclusion of this information in this Proxy Statement should not be regarded as an indication that the assumptions used to determine the number of shares will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics with respect to certain equity-based awards, the extent of option exercise activity, and others described in our 2025 Form 10-K filed with the SEC on February 20, 2026.
Summary of the 2026 Plan
The principal features of the 2026 Plan are described below. However, this summary of the 2026 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the copy of the 2026 Plan document, which is attached to this Proxy Statement as Exhibit A.
Administration. The 2026 Plan will be administered and interpreted by the Compensation Committee of our Board, which is comprised of three non-employee directors, each of whom meets the independence requirements imposed by the New York Stock Exchange and is a “non-employee director” within the meaning of applicable federal securities laws. Subject to the provisions of the 2026 Plan, our Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, including the conditions for the vesting and exercising of awards, and to accelerate the vesting or exercising of awards.
Eligibility. All of our full-time and part-time officers, employees, directors and consultants are eligible to participate in the 2026 Plan. All participants may receive all types of awards under the 2026 Plan, except that incentive stock options may be granted only to employees (including executive officers and directors who are also employees). Our Compensation Committee determines which persons eligible to participate will receive awards and the terms of their individual awards.
As of the Record Date (March 31, 2026), we had approximately 778 employees (including officers and directors who are also employees), six non-employee directors and fewer than 20 consultants who would have been eligible to participate in the 2026 Plan. The actual number of persons who will receive awards from time to time cannot be determined in advance because our Compensation Committee has the discretion to select the award recipients.
Maximum Shares Reserved. The maximum number of shares of our common stock available for issuance under the 2026 Plan (as well as the number of incentive stock options) is equal to 15 million shares plus any shares subject to awards under the 2016 Plan that are outstanding as of the effective date of the 2026 Plan (“Prior Plan Awards”) and are forfeited, canceled or otherwise terminated (other than by exercise) and become available for issuance under the terms of the 2026 Plan

The following rules apply for counting shares against the maximum share limit under the 2026 Plan:

•Shares of common stock underlying awards under the 2026 Plan or Prior Plan Awards that are forfeited, canceled or otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2026 Plan.
•Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding will not be available for future issuance under the 2026 Plan.
•Each LTIP Unit subject to an Award under the Plan shall be treated as one share of common stock for purposes of calculating the aggregate number of shares of common stock available for issuance under the 2026 Plan and the individual annual award limits under the 2026 Plan.
•Shares of common stock and stock equivalents repurchased with any cash proceeds from option exercises will not be added back to the shares available for grant under the 2026 Plan.
•Upon exercise of stock appreciation rights, the gross number of shares exercised will be deducted from the total number of shares remaining available for issuance under the 2026 Plan.
Annual Maximum. In order to provide a meaningful and specific limit on the compensation that may be provided to non-employee directors under the 2026 Plan, the maximum aggregate value of awards granted under the 2026 Plan to any non-employee director in any one calendar year may not exceed $500,000, as determined for our financial accounting purposes as of the date of grant.
Terms of Awards. Our Compensation Committee determines the types of awards to be granted from among those provided under the 2026 Plan and the terms of such awards, including the number of shares of our common stock or other securities underlying the awards; restrictions and vesting requirements, which may be time-based vesting or vesting upon satisfaction of performance goals and/or other conditions; the exercise price for options and stock appreciation rights, which may not be less than 100% of the fair market value of a share on the grant date; and, where applicable, the expiration date of awards, which for options and stock appreciation rights may not be more than 10 years after the grant date.
Types of Awards. Our 2026 Plan provides our Compensation Committee with the authority to grant a variety of types of equity awards:
Incentive Stock Options or Non-Qualified Stock Options. Options entitle the participant to purchase shares of our common stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than 100% of the fair market value of our common stock on the date of the grant. The exercise price may be paid in cash, by the transfer of shares of our common stock meeting certain criteria, by the sale through a broker of a portion of the shares acquired upon exercise, by applying the value of a portion of the shares acquired upon exercise and issuing only the net balance of the shares, or by a combination of these methods. The participant has no rights as a stockholder with respect to any shares covered by the option until the option is exercised by the participant and shares are issued by us. Although we expect to grant only non-qualified stock options, our 2026 Plan permits the grant of options that qualify as an “incentive stock option” under the Code.
Stock Appreciation Rights. Stock appreciation rights entitle the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date either in cash or in the form of shares of our common stock. For cash-settled stock appreciation rights, the participant will have no rights as a stockholder. For stock- settled stock appreciation rights, the participant will have no rights as a stockholder with respect to any shares covered by the stock appreciation right until the award is exercised by the participant and we issue the shares. Stock appreciation rights may be granted either in tandem with stock options or independently. Stock appreciation rights granted in tandem with options may be exercised only during the time that the related options may be exercised, and the number of stock appreciation rights is decreased by the number of options exercised by the participant.
Restricted Stock and Deferred Stock Awards. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our common stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. In either case, the vesting conditions may be based on continued employment (or other service) with us and our affiliates and/or achievement of performance goals. Unless otherwise provided in the applicable award agreement, a participant granted restricted stock will have the rights of a stockholder for the common stock subject to restrictions, including voting and dividend rights, but not the right to sell or transfer the shares. A participant granted a deferred stock award generally does not have stockholder rights until shares are issued, if at all.

Dividend Equivalent Rights. Dividend Equivalent Rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our common stock. Dividend equivalent rights may not be granted on option shares or stock appreciation rights.
Other Stock-based Awards. Other stock-based awards permitted under our 2026 Plan include awards that are valued in whole or in part by reference to shares of our common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest (including the LTIP Units described below).
LTIP Units. LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our common stock. LTIP Unit awards, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, distributions equal to the dividends paid with respect to an equal number of shares of our common stock. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes. As profits interests, LTIP Units initially will not have full parity with OP Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with OP Units with respect to liquidating distributions. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero.
Performance-Based Awards. Vesting of awards under the 2026 Plan may be made subject to the satisfaction of financial criteria or other performance measures determined by the Compensation Committee. Performance criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and may be measured at any organizational level specified by our Compensation Committee, including, but not limited to, the company, the Operating Partnership or a unit, division, group, or subsidiary of the company.
No Repricing. Without the prior approval of our stockholders, options and stock appreciation rights granted under the 2026 Plan may not be amended to reduce the exercise price and may not be replaced or exchanged for an option or stock appreciation right having a lower exercise price, and “underwater” options and stock appreciation rights may not be canceled in exchange for cash or another award.
Transferability of Awards. Awards under the 2026 Plan generally are not transferable by the participant other than by will or the laws of descent and distribution and are generally exercisable, during the participant’s lifetime, only by the participant. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the participant or the participant’s estate or legal representative or guardian. Our Compensation Committee has discretion, however, to permit the transfer of awards other than incentive stock options to a participant’s immediate family members or to trusts or partnerships for their benefit.
Adjustments and Substitute Awards. The aggregate and individual share limits and the number and kind of shares available under the 2026 Plan, and the shares subject to any outstanding awards, as well as the exercise or purchase prices of such awards, are subject to adjustment in the event of certain reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock or the number or kind of shares outstanding.
In the event we acquire another entity, the 2026 Plan provides for the issuance of substitute equity awards for existing equity compensation awards of the acquired company, which do not count against the 2026 Plan aggregate share limit.
Corporate Transactions. If the company is dissolved or liquidated, or undergoes a change in control, which includes certain corporate transactions such as a merger, reorganization or consolidation resulting in a change in majority ownership, a sale of substantially all of our assets, or a sale of more than 50% of our stock, then all awards granted under the 2026 Plan will terminate unless provision is made for the assumption, substitution or other continuation of outstanding awards. Options and SARs that are not assumed, substituted or otherwise continued will become exercisable upon such event and terminate if not exercised; provided, however, that we may provide for the cash out or exchange of such awards for stock or other property in connection with such an event. The Compensation Committee, in its discretion, may accelerate the vesting and/or exercise of any awards upon such an event.
Clawback of Awards. Awards granted to an executive officer of the Company or to his or her spouse or beneficiary under the 2026 Plan will be subject to recovery or clawback if the Compensation Committee later determines that financial results used to determine the amount of that award must be materially restated and that the executive officer engaged in fraud or intentional misconduct related thereto. In addition, awards under the 2026 Plan, including any shares subject to or issued under an award, are subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, including the Company’s Policy for Recovery of Erroneously Awarded Compensation.
Amendment and Termination. The Board may amend or terminate the 2026 Plan at any time, provided that any such amendment or termination may not adversely affect any awards then outstanding without the participant’s consent. Material amendments of the 2026 Plan will be subject to stockholder approval, including amendments for which stockholder approval is required by applicable laws, regulations or stock exchange rules. Unless terminated earlier by the Board, no grants will be made under the 2026 Plan after the tenth anniversary of the effective date of the 2026 Plan (provided that no Incentive Stock Option shall be granted under the 2026 Plan after the tenth anniversary of the date on which the 2026 Plan is adopted by the Board).
Federal Tax Aspects
The following is a general discussion of certain U.S. federal income tax consequences relating to certain of the awards that may be issued under the 2026 Plan, based on U.S. federal income tax laws in effect on the date of this Proxy Statement. This discussion is general in nature only, and is not intended to be specific income tax advice on which we or any participant will rely. This summary does not describe all of the possible federal income tax consequences that could result from the acquisition, holding, exercise or disposition of any award or of any shares of common stock received pursuant to any award granted under the 2026 Plan, and it does not describe any state, local or foreign tax consequences or any gift, estate or excise tax consequences.
Tax Consequences to Participants.
Incentive Stock Options. A participant will not recognize income upon the grant of an option intended to be an incentive stock option. Furthermore, a participant will not recognize ordinary income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements, although the exercise may be subject to alternative minimum tax. To satisfy the employment requirement, a participant must exercise the option not later than three (3) months after he or she ceases to be our employee (one (1) year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the shares acquired upon exercise of the incentive stock option for more than two (2) years from the grant of the option and more than one (1) year after the shares are transferred to him or her. If these requirements are satisfied, a participant will be taxed on the difference between his or her basis in the shares and the net proceeds of the sale at capital gain rates on the sale of the shares.
If the employment requirement is not met, the option will be taxed as a non-qualified stock option at time of exercise. If a participant disposes of shares of our common stock acquired upon the exercise of an incentive stock option without satisfying the holding period requirement, that participant generally will recognize ordinary income as of the date of disposition equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the selling price and the exercise price.
Non-Qualified Stock Options. In general, a participant will not recognize income at the time an option is granted. At the time of exercise of the option, the participant will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares of our common stock on the date of exercise. At the time of the sale of the shares of our common stock acquired pursuant to the exercise of an option, appreciation in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain, and depreciation in value will be treated as short-term or long-term capital loss, depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if the participant has satisfied applicable holding period requirements.
Stock Appreciation Rights. In general, a participant will not recognize income at the time a stock appreciation right is granted. Upon exercise of the right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price, whether such amount is payable in cash or in shares of common stock. If the participant receives such excess value in common stock, any additional gain or any loss recognized upon later disposition of any shares received on exercise will be capital gain or loss.
Restricted Stock and Deferred Stock Awards. The federal income tax consequences of restricted stock and deferred stock awards will depend upon the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if restricted stock is granted subject to a “substantial risk of forfeiture” (for example, conditioned upon the future performance of substantial services by the participant) and is nontransferable, the participant will not have taxable income upon the grant of restricted stock. Instead, at the time the participant holds stock or other property free of any substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income equal to the fair market value (on that date) of the shares or other property less any amount paid. Alternatively, the participant may elect under Section 83(b) of the Code to include as ordinary income in the year of grant of restricted stock, an amount equal to the fair market value (on the grant date) of the restricted stock less any amount paid. In general, a participant will not recognize taxable income from a deferred stock award until the participant receives shares of common stock or other property pursuant to the deferred stock award, free of any substantial risk of forfeiture.
LTIP Units. Participants generally are not expected to recognize taxable income at the time of the grant of LTIP Units or the vesting of those units, provided that (i) the LTIP Units qualify as “profits interests” within the meaning of the Code and related IRS guidance; (ii) the participant does not dispose of the LTIP Units within two years of issuance; and (iii) certain other requirements are met. As a holder of LTIP Units, however, a participant will be required to report on his or her income tax return his or her allocable share of our Operating Partnership’s income, gains, losses, deductions and credits in accordance with the partnership agreement of our Operating Partnership, regardless of whether our Operating Partnership actually makes a distribution of cash to the participant. Distributions of money by our Operating Partnership to the participant will generally be taxable to the participant to the extent that such distributions exceed the participant’s tax basis in the participant’s interest in our Operating Partnership. Any such gain generally will be capital gain, but a portion may be treated as ordinary income, depending on the assets of our Operating Partnership at that time. Some or all of such capital gain may be short term capital gain depending on the participant’s holding period in our Operating Partnership. Upon the exchange of the LTIP Units (or the OP Units into which the LTIP Units may be convertible) for shares of our common stock, or the sale of such units, the participant will generally recognize gain or loss to the extent that the amount the participant receives plus the portion of our Operating Partnership’s liabilities allocated to such units exceeds the participant’s tax basis in such units. The gain generally will be taxable at capital gains rates, which may be long-term or short-term depending on whether the applicable holding period is satisfied, and may be subject to tax at ordinary income rates depending on the assets of our Operating Partnership at the time of such disposition. The tax consequences may be similar with respect to any redemption by our Operating Partnership of such interests in exchange for cash.
Tax Withholding. Ordinary income recognized on exercise of non-qualified stock options and stock appreciation rights and on vesting of restricted stock and payment of deferred stock awards is subject to income and employment tax wage withholding, unless the participant is a non-employee director or consultant. Our Compensation Committee may allow a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by payment in cash, withholding from the participant’s other compensation, electing to have shares withheld, and/or delivering to us already-owned shares of our common stock.
Section 409A. A participant receiving an award that is subject to, but fails to comply with, the deferred compensation requirements of Section 409A of the Code (“Section 409A”) may be subject to a penalty tax of 20% of the income from such award plus interest charges, in addition to ordinary income tax. Failure to comply with Section 409A also may result in an acceleration of the timing of income taxation of such awards. Awards granted under the 2026 Plan are intended to be exempt from or to comply with the rules of Section 409A.
Tax Consequences to the Company.
To the extent that a participant recognizes ordinary income as described above, we will generally be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code. Generally, no deduction is available to us upon the grant, vesting or disposition of LTIP Units.
Section 162(m) Limitation. Section 162(m) of the Code and the regulations thereunder contain special rules regarding the federal income tax deductibility of compensation paid to our CEO and to certain of our other executive officers. The general rule is that compensation paid to any of these specified executives is deductible only to the extent that it does not exceed $1 million in any tax year. As a result, the Company’s tax deductions for grants under the 2026 Plan may be limited or eliminated as a result of the application of Section 162(m) of the Code. Our LTIP Units are structured as “profits interests” for federal income tax purposes, so that we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m) of the Code. As one of the factors in its decisions regarding grants under, and the administration of, the 2026 Plan, the Compensation Committee will continue to consider the anticipated effect of Section 162(m) of the Code.

Plan Benefits

Other than with respect to awards to non-employee directors, because grants under the 2026 Plan are generally within the discretion of the Compensation Committee, it is not possible to determine the future grants that will be made under the 2026 Plan.

As described below under “Director Compensation,” pursuant to our director compensation program, our non-employee directors receive director fees in the form LTIP Units, which vest quarterly during the year of service. The table below sets forth the aggregate grant value that all non-employee directors as a group are expected to receive in 2026 pursuant to our current director compensation program if the 2026 Plan is approved by our stockholders. If our stockholders do not approve the 2026 Plan, we don't expect we will have a plan available to make our annual director awards in December 2026.

2026 Named Executive Officers and Current Positions	Dollar Value(1)	Number of Units(2)

Jordan L. Kaplan, Chairman of the Board and CEO	$—	—
Kenneth M. Panzer, President and COO	$—	—
Kevin A. Crummy, CIO	$—	—
Peter D. Seymour, CFO	$—	—
Michele L. Aronson, EVP, General Counsel, and Secretary	$—	—
All current executive officers as a group	$—	—

All current non-executive officer directors as a group	$1,533,222	—

All non-executive officer employees as a group	$—	—

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(1) Represents the face value, and not the fair value, of the expected grants.
(2) The number of LTIP Units expected to be granted cannot be determined at this time, as they will be calculated by dividing the face value of the expected grants listed by the closing price of our common stock on the grant date.

Market Value of Underlying Securities

Our common stock underlies all of the options, LTIP Units and other rights to be awarded under the 2026 Plan. The market value of our common stock at the close of trading on the Record Date (March 31, 2026) was $9.42 per share.

Required Vote

Proposal 4 requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum. Unless a proxy directs otherwise, the shares represented by each properly executed and unrevoked proxy will vote "for" Proposal 4.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENTS TO OUR 2026 OMNIBUS STOCK INCENTIVE PLAN.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Corporate Governance Guidelines, which are available at www.douglasemmett.com/governance, were adopted by our Board to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession.
Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than twelve years unless that limit is waived by the Board on recommendation of our Nominating and Corporate Governance Committee if it determines that doing so is in our best interest. As of March 31, 2026, Messrs. O'Hern and Simon had served for more than twelve years and, based on the recommendations of our Nominating and Corporate Governance Committee, our Board issued waivers for both of them because it believed their service to our Board continues to benefit our business. The average service period of our independent board members nominated for re-election was approximately nine years.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is available at www.douglasemmett.com/governance, is applicable to our directors, officers and employees; it embodies our principles and practices relating to the ethical conduct of our business, and our commitment to honesty, fair dealing and compliance with laws. We also require our vendors, suppliers and consultants to comply with our Code of Vendor Conduct which is available at www.douglasemmett.com/governance and embodies the same principles as our Code of Business Conduct and Ethics. If we make any amendments to our code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our code to our CEO, CFO or Principal Accounting Officer, we will disclose the nature of any such amendments or waivers, the effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Stockholder Power to Amend Bylaws
Our bylaws currently permit stockholders, as well as the Board, to amend the bylaws (other than the provisions requiring indemnification of our directors and officers or the procedures for amendment of the bylaws). Stockholders entitled to cast a majority of votes entitled to be cast on the matter can approve any such bylaw amendment submitted by the Board or by a stockholder or group of up to twenty stockholders who have owned, in the aggregate, at least three percent of the outstanding shares or our common stock for at least three years, in accordance with the procedures required by our bylaws.
Equity Ownership Requirements
Our Board has adopted a policy to require our executive officers and directors to reach target equity ownership levels. Absent a waiver from the Board, none of which has ever been granted, within five years of becoming subject to the policy each covered person must own (through a combination of common stock, OP Units, and/or LTIP Units) the lesser of a multiple (based on fair market value of the equity at each year-end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Multiple of Salary/Retainer

Chief Executive Officer	4x
Other executive officers	3x
Directors	3x

Our directors are restricted from selling or transferring equity compensation for a minimum of two years after grant and our executive officers are restricted for a minimum of four years and as many as seven years after grant. As of the Record Date, all of our executive officers and directors were in compliance with the Board's policy and held an aggregate 33.4 million share equivalents with a market value of $314.0 million based on the closing price of our stock on the Record Date.

Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the New York Stock Exchange ("NYSE") independence rules. To assist in its determination concerning the independence of directors or nominees, we provide our Board with information about all known relationships and transactions between that director and nominee and us, whether material or not. The Board then determines which of those relationships and transactions merit consideration by it in the independence determination, and which, such as known employment or tenant relationships that are clearly below the applicable disclosure thresholds, do not rise to that level. Relationships and transactions which the Board believed merited such consideration are included in the section entitled "Transactions with Related Persons." Our Board determined that all of our non-employee board members are independent in accordance with our Corporate Governance Guidelines and the NYSE independence rules.
Board Leadership Structure
The Board of Directors is responsible for selecting the leadership structure that best serves the interests of the Company and its shareholders. Following the retirement of our former Chairman, the Board appointed Jordan L. Kaplan, our Chief Executive Officer, to the additional role of Chairman of the Board.
The Board believes that combining the roles of Chairman and CEO is the most effective leadership structure for the Company at this time. This unified leadership provides a single, clear voice for the Company, ensures that the Board’s agenda focuses on the most critical strategic priorities, and streamlines the decision-making process during a period of strategic focus.
To ensure robust independent oversight, the Board continues to utilize our Lead Independent Director, Mr. Thomas E. O'Hern, who has significant responsibilities including, presiding over executive sessions of the independent directors, serving as a liaison between the Chairman and the independent directors, and calling meetings of the independent directors as needed.
The Board believes this structure, combining the deep operational knowledge of our Chairman and CEO with the strong independent oversight of our Lead Independent Director, provides the optimal balance of accountability, strategic alignment, and effective governance.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our executive officers and our relevant departments assess and manage our exposure to risk, including risks associated with computerized information system controls, cybersecurity and data privacy, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Board oversees an annual review of the potential impact of risks to our operations and financial health, while our Audit Committee oversees a similar assessment of potential fraud risks.
Our Compensation Committee, with input from our management, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In considering our employee compensation policies and practices, our Compensation Committee reviews our compensation policies and practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. The inclusion of benchmarking and multiple goals, and exclusion of a mechanical formula, reduces the possibility that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Stockholder and Interested Party Communications
Communications to our Board or any of its committees may be addressed to the appropriate recipient, care of our Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the Chairman of the Board. All concerns regarding accounting, internal accounting controls, auditing and other related matters should be addressed to the Audit Committee. All concerns sent to the attention of our independent directors will be distributed to the three committee chairs.
Annual Meeting Attendance
We expect that our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause. All of our Board members attended our 2025 annual meeting of stockholders.

Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and other dispositions of our securities that applies to all our personnel, including directors, officers and employees and other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. Our insider trading policy prohibits our Board members, officers and employees from (i) purchasing or selling any of our securities while in possession of material nonpublic information, (ii) purchasing or selling any of our securities without written permission of our CFO or our CEO, (iii) engaging in any short sales of our securities, (iv) engaging in any transactions in puts, calls, or other derivative securities involving our securities, including, without limitation, on an exchange, on an over-the-counter market, or in any other organized market, (v) engaging in hedging transactions involving our securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities, (vi) pledging our securities as collateral for a loan, purchasing our securities on margin (i.e., borrowing money to purchase the securities), or placing our securities in a margin account, unless approved in advance by our CFO, and (vii) directly or indirectly passing material nonpublic information to others, including without limitation, family members, other persons living in the respective persons household or friends and casual acquaintances. The policy also prohibits "Restricted Persons" from trading in securities during the blackout period, which occurs starting on the day following the end of each fiscal quarter and ending after completion of the second full NYSE trading day after the public release of earnings data for the respective quarter or during any trading suspension period declared by us. Restricted Persons includes all directors, executive officers and certain key employees (those employees attending our quarterly Disclosure Committee meeting), as well as any family members or other persons that reside in the same household as those persons.

BOARD MEETINGS AND COMMITTEES

During 2025, our Board met four times and acted by written consent two times. Our Board has three separately designated standing committees: our Nominating and Corporate Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for "director independence" under the rules and regulations of the SEC and the NYSE. Our Board committees have adopted charters, which are available on our website at www.douglasemmett.com/governance. Our directors attended all of our Board meetings during 2025, with the exception of three absences, and all of the meetings of the respective committees on which they served during 2025, with the exception of one absence. Shirley Wang attended 60% of the aggregate number of board and committee meetings applicable to her.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee members are Virginia A. McFerran, Chairperson, Dorene C. Dominguez and William E. Simon Jr. In addition to any other duties or responsibilities as may be assigned by the Board, our Nominating and Corporate Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of our Board committees; (v) reviewing our corporate governance guidelines; (vi) reviewing director compensation levels and practices; (vii) overseeing our Board's self-evaluation process and the evaluation of management; (viii) considering any other corporate governance issues that may arise; and (ix) monitoring the implementation of our Code of Business Conduct and Ethics and proposing for Board approval any revisions the Committee deems appropriate. Our Nominating and Corporate Governance Committee met twice during 2025 and acted once by written consent.
Our Nominating and Corporate Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required for members on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating and Corporate Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Nominating and Corporate Governance Committee reviews with our Board whether it believes our Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for any new member(s). If our Board determines that a new member would be beneficial, our Nominating and Corporate Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended or nominated by stockholders), are reviewed under the same process. Our Nominating and Corporate Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating and Corporate Governance Committee members, other members of our Board and our executive officers. Upon completion of these interviews and other due diligence, our Nominating and Corporate Governance Committee may recommend to our Board the election or nomination of a candidate.
Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs, and must also have a reputation for honesty and ethical conduct in their personal and professional activities. Our Nominating and Corporate Governance Committee also believes that our directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Nominating and Corporate Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Pursuant to our Corporate Governance Guidelines, our Board and our Nominating and Corporate Governance Committee seek to have our Board consist of members representing a diverse and complementary mix of skills, experience, and backgrounds. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Nominating and Corporate Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Nominating and Corporate Governance Committee reserves the right to modify its stated search criteria. Our stockholders may recommend candidates to our Nominating and Corporate Governance Committee under the provisions set forth above for communication with our Board. Stockholders' director nominations and proposals must be provided to the Company with the information specified in our Bylaws. No such proposals were received from our stockholders for our 2026 Annual Meeting.
We require specific approval by our Nominating and Corporate Governance Committee of service by any of our directors on more than three public company boards (including service on our Board), or on more than two other public company audit committees if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to twelve years, unless that limit is waived by our Nominating and Corporate Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Nominating and Corporate Governance Committee may accept or reject in its sole discretion.
Audit Committee
Our Audit Committee members are Thomas E. O'Hern, Chairperson, Leslie E. Bider, and Dorene C. Dominguez. The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent auditors; (ii) reviewing our financial statements, earnings releases and material communications, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and approving the charter for internal controls, including a review, not less than annually of the adequacy and effectiveness of our accounting and internal control policies and procedures (including responsibilities, budget, compensation and staffing of the internal audit function), and any major issues as to the adequacy of our internal controls, including computerized information system controls and security, and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; (iv) discuss periodically with management, the independent auditors and the persons responsible for the internal audit function, the Company’s policies with respect to risk assessment and risk management, including risks associated with computerized information system controls and security, risks associated with information technology, including cybersecurity and data privacy risks, and its plans to monitor, control and minimize such risks and exposures; (v) reviewing and granting waivers under our policies relating to conflicts of interest and our Code of Business Conduct and Ethics; and (vi) establishing procedures with respect to reports of questionable accounting or auditing matters, or illegal, unethical or other questionable conduct or conflicts of interest. Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditors during the prior two years. As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is "independent," as defined under the rules and regulations of the SEC and the NYSE, and that two of the three members (Messrs. O'Hern and Bider) are "audit committee financial experts" as defined under the rules of the SEC. Our Audit Committee met four times during 2025, and acted twice by written consent.

Compensation Committee
Our Compensation Committee members are Leslie E. Bider, Chairperson, William E. Simon, Jr and Shirley Wang. The principal functions of our Compensation Committee include (i) evaluating the performance of our CEO and COO, and determining their compensation, including salary, bonus, incentive and equity compensation, perquisites and personal and other benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving equity grants; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met once during 2025, and acted twice by written consent.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed "soliciting material" or "filed" with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Leslie E. Bider, Chairman
Shirley Wang
William E. Simon Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption, or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age(1)	Title

Jordan L. Kaplan(2)	64	Chairman of the Board and Chief Executive Officer
Kenneth M. Panzer(2)	65	President and Chief Operating Officer
Kevin A. Crummy(3)	60	Chief Investment Officer
Peter D. Seymour(4)	57	Chief Financial Officer
Michele L. Aronson(5)	56	Executive Vice President, General Counsel and Secretary
___________________________________________________
(1)     Age as of March 31, 2026.
(2)    Biographical information regarding Messrs. Kaplan and Panzer is set forth above under "Election of Directors (Proposal 1) - Information Concerning Current Directors and Nominees".
(3)     Kevin A. Crummy. Kevin A. Crummy is our CIO. Prior to joining us in 2014, Mr. Crummy spent 20 years at Eastdil Secured, a real estate investment banking company which provided brokerage services to us. Mr. Crummy was a Managing Director responsible for sales and recapitalizations in Los Angeles, Hawaii and other major West Coast markets, and also led the Eastdil Secured team that sourced Asian based capital for real estate transactions in the United States and Europe. Mr. Crummy holds a Bachelor of Business Administration and a Master of Science in Real Estate and Urban Land Economics from the University of Wisconsin School of Business.
(4)    Peter D. Seymour. Peter D. Seymour was appointed CFO in 2019. Prior to joining us in 2017 as our Chief Strategic Officer, Mr. Seymour spent 20 years at The Walt Disney Company, where he had served as Executive Vice President and CFO of the Disney-ABC Television Group. Mr. Seymour holds a Bachelor of Arts degree from Stanford University and an M.B.A. from Stanford Graduate School of Business.
(5)    Michele L. Aronson. Michele L. Aronson is our Executive Vice President, General Counsel ("EVP, GC") and Secretary. Prior to joining us in 2014, Ms. Aronson spent 13 years at Morgan Stanley, where she served as Managing Director in the private real estate investment division. She also held positions as Associate at Paul, Hastings LLP and Vice President / Legal Counsel at Douglas Emmett & Company. Ms. Aronson holds a Bachelor of Arts degree from the University of California, Los Angeles and a Juris Doctor from the University of Southern California.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans, including compensation for our NEOs. This section describes our NEO compensation philosophy, the material elements of our NEO compensation program, the compensation decisions made under the program, and the factors considered in making those decisions, in each case with respect to our NEOs. For 2025 our NEOs were:
•Jordan L. Kaplan - Chairman of the Board and Chief Executive Officer
•Kenneth M. Panzer - President and Chief Operating Officer
•Kevin A. Crummy - Chief Investment Officer
•Peter D. Seymour - Chief Financial Officer
•Michele L. Aronson - Executive Vice President, General Counsel and Secretary
What We Pay and Why: Components of our NEO Compensation
The principal components of compensation for our NEOs in 2025 were:

Compensation Element(1)	Primary Objective	Key Feature
Base Salary	To provide a regular source of income at market comparable rates so executives can focus on day-to-day responsibilities. To recognize ongoing performance of job responsibilities.	Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience.
Long-Term Incentives	To emphasize long-term performance objectives, recognizing that our capital investments in acquisitions and development take multiple years to reach full stabilized performance.

To encourage creation of long-term stock value and further align the interest of our executives with stockholder interests.

To retain key executives through the performance and vesting periods.
At the end of 2025, our CEO and COO were awarded long-term restricted equity based on their performance against goals set at the beginning of 2025. These awards represented 91% of their total compensation for the year, the highest percentage among our Benchmark Group.

100% of the equity grants are "at risk" and subject to a future stock performance hurdle.

100% of the equity grants are restricted from transfer for four to seven years after grant, based on the date of vesting.

Perquisites	To use minimal perquisites to help executives focus on company responsibilities.	Our perquisites are lower than the average for our benchmark group, consisting only of car allowances, 401K plan matching and the incremental cost of personal use of executive assistants for personal matters.

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(1) From time to time, not as a Long-Term Incentive, the Compensation Committee will also grant some cash as a bonus. In 2025, less than 1% of our Named Executives' compensation, not including Base Salary, was paid in cash.

Our Executive Compensation Philosophy
Our Compensation Committee designs our compensation programs to reflect the following principles:
•We Pay for Performance: We believe in compensating our NEOs based on their performance ("pay for performance"). We tie our management's compensation directly and substantially to both our assessment of their performance in the year of grant, as well as to the future performance of our stock. Thus, approximately 91% of our CEO's and COO's total annual compensation in 2025, and approximately 72% of our other NEOs' compensation in 2025, was in the form of contingent restricted equity, the amount of which was based on our Compensation Committee's evaluation of their performance against predetermined goals during 2025. The restricted equity grants are subject to a future stock performance hurdle, and are restricted from transfer for four to seven years after grant, based on the date of vesting.
•We Reward Long-Term Value Creation: We manage our business with a focus on long-term value creation. Our acquisitions and development projects typically take many years to complete and stabilize. For example, we started working on entitlements for our Landmark LA apartment development in Brentwood in 2012, started construction in 2018, welcomed our first tenants in 2022, and completed leasing to a stabilized level in 2023. A current example of this long-term focus is the redevelopment of The Landmark Residences (formerly Barrington Plaza) residential property. While the removal of the residential tenants reduces our current FFO, the retrofit and modernization are expected to significantly enhance the safety of the towers and the long-term value of the property. In addition, building and maintaining our unique operating platform requires a commitment to long-term investments. We believe that our NEOs' compensation should align incentive compensation opportunities with not only the Company's corporate strategies and business objectives but also the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking. Accordingly, we look at performance not only for the latest year or on a year-over-year basis, but also with a view to managing compensation to appropriately compensate, incentivize and retain our executives for long-term achievements.
•We Avoid Mechanical Formulas: Our strategy of creating long-term value for investors differs from that of many of our competitors in the office REIT segment and informs our approach to assessing performance. We do not rely on a strict formulaic framework for measuring performance against our annual goals to determine compensation in a particular year. Rather than relying on a purely quantitative "actual versus short-term target" framework, our Compensation Committee combines a balanced quantitative and qualitative assessment against pre-established short and longer-term goals because this approach allows it to:
◦Evaluate management’s performance annually while taking into account long-term value creation;
◦Avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results;
◦Take into account management's success in addressing business conditions and unforeseen developments during the year that impact actual performance against the original goals;
◦Factor in its analysis of the level of risk incurred against the actual and potential benefits gained; and
◦Properly emphasize quantitative results while also considering qualitative factors.
•We Avoid Dramatic Swings (Both Up and Down) in Compensation: While our Compensation Committee believes strongly in aligning pay and performance, and has a long track record of lowering pay when warranted, it also believes that dramatic swings in compensation (both up and down) from year to year should be avoided. During the past ten years that our current compensation structure has been in place, the largest year over year increase in our CEO's and COO's compensation was 10% and the largest decrease was 10%. In 2019, when management outperformed against all stated measurement goals and our one, three and five year TSR were all in the top quartile of the Benchmark Group, our CEO's and COO's pay was increased only 8% after being held flat the prior year. According to the Compensation Committee's independent compensation consultant, FTI, this placed the average of our CEO and COO total compensation in the 66th percentile of our Benchmark Group of comparable REITs for 2019. The following year when the pandemic began impacting our business, management underperformed against some stated goals and our one year TSR was -31%. In response, our CEO's and COO's base salaries were reduced by 20% and their equity awards were reduced by 10%. The office sector has faced some unprecedented challenges since the pandemic, and while the Compensation Committee shares stockholders' disappointment with the TSR over that period, it believes that it has adjusted pay appropriately to balance various factors including shorter term TSR and longer term value creation, while also placing a premium on NEO retention during a very turbulent office leasing environment.

•We Pay Most Compensation in Restricted Equity: We pay most of our executives' compensation in the form of long-term restricted equity (LTIP) awards. In 2025, 99% of the incentive compensation for all of our named executive officers was LTIP awards and 1% was cash. The LTIP awards represented 91% of our CEO's and COO's total annual compensation and 72% of our other NEOs total annual compensation. All of the equity grants we made in 2025 were performance based, with the amount granted reflecting our Compensation Committee's evaluation of the executives' performance against predetermined goals during 2025. Our Compensation Committee believes that equity should generally be granted at the end of the performance period after evaluating actual performance rather than at the beginning of the measurement period where a failure to perform might require forfeiture. In addition, even though these annual equity grants are compensation for the year that has just ended, as described below all of the equity grants are subject to further future performance hurdles, vesting periods, and significant restrictions on transfer designed to align executives' incentives with shareholder focus on long-term value creation.
•We Provide Competitive Compensation: We believe we must design our pay to enable us to attract and retain talented and experienced executives. To do this, we "benchmark" our CEO's and COO's compensation by regularly reviewing industry trends and level of compensation of our competitors, including our Benchmark Group, and use this information to assist us in determining the appropriate amounts, types and mix of compensation for our CEO and COO while taking into account our unique management strategy and the skill set required to implement that strategy. Throughout this Proxy Statement, we refer to this practice as "benchmarking." Once our Compensation Committee has determined our NEO's performance against the disclosed goals for the year, it then determines an appropriate target percentile rank of total compensation among our Benchmark Group and adjust pay accordingly.
•We Discourage Excessive Risk: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. The inclusion of benchmarking and multiple goals, and exclusion of a mechanical formula, reduces the possibility that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. By awarding restricted equity (LTIP Units), rather than options or outperformance plans, we reduce the potential that outsized rewards and limited downside will induce excessive risk taking.
•We Follow Compensation Best Practices: We strive to implement best practice compensation and governance-related policies to encourage ethical and social responsibility:
◦Clawback Policy. We maintain a "clawback" policy which complies with the new SEC rules and NYSE listing standards and provides for the recovery of erroneously awarded incentive-based compensation from our executive officers in the event of a financial restatement
◦Pledges Restricted. We discourage pledges of our securities by our management, allowing them only if our Audit Committee determines on a case-by-case basis that the loan can be repaid without resorting to the pledged securities.
◦Hedging Prohibited. We do not permit hedging of our securities by our management.
◦Equity Contingent on Continued Employment. All of our equity grants vest over three or more years.
◦Significant Holding Requirements for Equity Grants. We restrict our executive officers from transferring their equity awards for four to seven years after grant, based on the date of vesting and assuming the grant achieves its stock-price hurdle.
◦Robust Stock Ownership Guidelines. As of the Record Date, our directors and executive officers owned approximately 17.1% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $314.0 million using the price of our common stock on the Record Date.
◦No Single Triggers on Change of Control. We do not have any single trigger change of control provisions.
◦No Evergreen Contracts. None of our executives has an evergreen employment contract.
◦No Tax Gross Ups. None of our executives has any tax gross-ups with respect to payments made in connection with a change of control.
◦No Guaranteed Incentives or Salary Increases. The vast majority of total compensation (91% for our CEO and COO, and 74% for our other NEOs in 2025) is variable or at-risk pay (i.e., not guaranteed), and salaries comprise a small portion of our NEOs' total compensation opportunity.
◦Low Perquisites. We minimize perquisites and other benefits, with the amounts for our CEO and other NEOs' well below the average of our Benchmark Group.

◦Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to assist it in its analysis. For more information, see "Role of Compensation Consultants" further below,
◦No Stock Option Repricing. We do not allow repricing of stock options without shareholder approval.

CEO and COO Compensation

The discussion that follows describes in detail the 2025 compensation of our CEO and COO. Given the allocation of responsibilities between our CEO and our COO, we have always paid them equal compensation and used the same principles to determine their compensation. Given the uncommon practice of paying equal compensation to our top two executives, the Compensation Committee compares the average of our CEO and COO total compensation to that same average for our Benchmark Group and seeks to set their average compensation at the appropriate percentile rank of the Benchmark group based on their performance. The Compensation Committee targets total average CEO and COO compensation in the top one third of the Benchmark Group average in years their performance is rated as Outperform, near the median of the Benchmark Group average in years their performance is rated as Perform, and near the bottom one third of the Benchmark Group average in years their performance is rated as Underperform.

We use similar principles to set the compensation of our other NEOs. For a discussion of the 2025 compensation of our other NEOs, please refer to the discussion under the heading "Other Named Executive Officers", and the "Summary Compensation Table" and "Grants of Plan-based Awards" table below.

Overwhelming Majority of Compensation - Restricted Long Term and "At Risk"
Approximately 91% of our CEO's and COO's compensation for 2025 was not guaranteed but rather was tied directly to the future performance of the Company's stock price. As reflected in the charts below, this is the highest percentage of performance based compensation compared to total compensation among our Benchmark Group.
Annual long-term equity awards are "at risk" because those grants are: (i) contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted by a level set by the Compensation Committee (a hurdle of two percent stock price growth was set for 2025 grants); (ii) vest over three years; (iii) are subject to restrictions on transfer for four to seven years after grant, based on the date of vesting; and (iv) are forfeited 10 years following the grant date if the stock price performance requirements have not been met.
Our annual long-term equity awards in 2025 for our NEOs exclusively take the form of LTIP Units, granted under our 2016 Plan. LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our common stock, and are subject to vesting conditions and restrictions on transfer. LTIP Units are structured as "profits interests." Upon the occurrence of specified events and satisfaction of applicable vesting conditions (including reaching stock price hurdles set forth in the award agreements), the LTIP Units may be converted into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election.

Setting 2025 Incentive Compensation: Matching Pay for Performance

Compensation Committee Goal Setting and Review Timeline
February 2025: Goals Set and Approved by Compensation Committee	→	April 2025: Proxy Statement Filed with 2025 Goals	→	December 2025: Compensation Committee Reviews Performance Against 2025 Goals and Determines Pay

In determining incentive compensation for 2025, our Compensation Committee assessed our management's achievements relative to the following five categories of goals it established in February 2025.

2025 Goals
Goal Category	Description	Weight
1. FFO(1) Target
Our Compensation Committee evaluated whether our management achieved the quantitative FFO target of $1.45 per share set by our Compensation Committee at the beginning of 2025. We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts ("REITs"). In evaluating management's performance, our Compensation Committee looked at the "quality" of our FFO as well as its absolute amount, recognizing that increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that are solely attributable to acquisitions.
		20%
2. Total Shareholder Return (TSR)	Our Compensation Committee reviewed our TSR, which includes share price appreciation and dividends, on an absolute basis and relative to the TSR of our Benchmark Group. The Committee looks at the one, three and five year time periods. In evaluating relative performance, placement in the top quartile of our Benchmark Group is considered to be outperformance and placement in the bottom quartile is considered to be underperformance.	20%
3. Environmental	Our Compensation Committee evaluated whether our management achieved the specific environmental goals set by our Compensation Committee at the beginning of 2025.	20%
4. Operating Goals	Our Compensation Committee evaluated whether our management achieved the specific operating goals set by our Compensation Committee at the beginning of 2025.	20%
5. External Business Activities and Other Factors	Our Compensation Committee evaluated our external business activities during the year, which included the effectiveness and financial results of acquisitions, dispositions, financings and development and redevelopment activities. Our Compensation Committee did not set any numeric targets for these activities at the beginning of the year, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.	20%
Our Compensation Committee also considered additional factors beyond those identified at the beginning of the year as described below.

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(1) FFO is a non-GAAP financial measure that we believe provides useful information to investors. For a definition of FFO see "Financial Performance Measures used to Determine Compensation Actually Paid (CAP)" further below in the "PAY VERSUS PERFORMANCE" section.

For 2025, our Compensation Committee made the following determinations and applied the following weightings to each area:

FFO Target:  Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the 2025 FFO target of $1.45 per share (excluding the effect of acquisitions, equity issuances and repurchases, debt financings and repayments, and recapitalization, which had not been announced as of February 4, 2025) adopted by our Compensation Committee in February 2025. On this basis, we achieved FFO per share of $1.45 in 2025.

Our Compensation Committee rated our management's achievement for FFO as Perform.

TSR: Weighting 20%

•Our Compensation Committee reviewed the analysis of FTI regarding its assessment of our TSR, which includes share price appreciation and dividends. FTI's report compared our TSR to the TSR of our Benchmark Group for the period ended November 21, 2025 (the Compensation Committee met on November 25, 2025). FTI subsequently updated that information as of December 31, 2025, which is reflected in the chart below:

	As of December 31, 2025
Performance Period	Our TSR	Benchmark Group Percent Ranking
1-Year	(37.52)%	20%
3-Year	(17.68)%	19%
5-Year	(51.98)%	16%

Our Compensation Committee rated our management's achievement for TSR as Underperform.

Environmental Goals: Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the environmental goals adopted by our Compensation Committee at the beginning of 2025 and disclosed in our proxy statement filed in 2025:

•Reduce greenhouse gas (GHG) emissions by 30% across our office portfolio by 2035 as compared to 2019.

Outperform
Through December 31, 2025, we have reduced our GHG emissions by 28% versus 2019. With the Company ahead of schedule in achieving this goal, the Compensation Committee rated management's achievement as Outperform.

•Have 80% of our stabilized eligible office space qualify for "Energy Star Certification" by the U.S. Environmental Protection Agency ("EPA")

Outperform	In 2025, 90% of our eligible office space qualified for "Energy Star Certification" which requires them to perform in the top quartile of all comparable buildings in the U.S. With the Company above the target goal, the Compensation Committee rated management's achievement as Outperform.

Our Compensation Committee rated our management's achievement for Environmental Goals as Outperform.

Operating Goals: Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the Operating Goals adopted by our Compensation Committee at the beginning of 2025 and disclosed in our proxy statement filed in 2025:

•Institute additional upgraded information technology systems.

Outperform	We implemented a number of significant upgrades to our systems including 1) a new mass communication tool for our commercial tenants, 2) a new electronic on-boarding system for new employees, 3) an upgraded residential unit-turn cost tracking and tenant communication tool, and 4) an upgraded platform to track insurance claims, subrogation, and associated costs.

•Limit our general and administrative (G&A) expenses to a percentage of revenue in the lower half of comparable REITs.

Outperform
For the year ended December 31, 2025, our G&A expenses remained the lowest of all comparable office REITs as a percentage of revenue. Our G&A expenses were 4.7% of revenue, compared to the 8.7% average for our Office Peer Group (1).

•Increase the leased rate of our in-service office portfolio.

Underperform	The leased rate for our in-service office portfolio declined by 70 basis points during 2025.
•Increase the leased rate of our Studio Plaza office asset.

Perform	We achieved a meaningful increase in the leased rate at Studio Plaza during 2025. To maintain a competitive advantage in ongoing lease negotiations we are withholding specific property-level statistics at this time.

•Make substantial progress on key development projects.

Outperform	At our office to residential conversion in Honolulu, we completed conversion of one floor during 2025 and have now delivered 465 of the 493 units, leaving only one floor to convert once the existing office tenant moves out. The apartments are 99% leased.

At The Landmark Residences (formerly Barrington Plaza), tenant relocations in two of the towers was completed and construction began on those towers. Construction is expected to take several years.

The redevelopment work to transform Studio Plaza into a multi-tenant office building was completed in 2025. This included a redesigned lobby, refreshed landscaping and an enhanced arrival experience. Leasing at the updated property has exceeded expectations.

In January 2025 we acquired 10900 Wilshire, a 247,000 square foot office building. We are now planning a 323-unit apartment community by converting the existing office tower to apartments and integrating it with a new residential building to be constructed on the back of the property along Ashton Ave. During 2025 we progressed with pre-development efforts, including plans and cost estimates.

Our Compensation Committee rated our management's achievement for Operating Goals as Perform.

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(1) Our Office Peer Group includes BXP, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, SL Green Realty Corp. and Vornado Realty Trust.

External Business Activities and Other Factors:  Weighting 20%

Our Compensation Committee evaluated management's performance relative to External Business Activities and Other Factors during 2025. During 2025:
•In 2025, we refinanced over $1.6 billion of debt on attractive terms. We also paid down principal of $130 million and extended $945 million of debt for the remaining two year extension period. As a result, we have reduced our share of floating-rate debt from 50% to 33% (around $1.5 billion) and have fixed our interest rate on the remaining debt at a weighted-average rate of 4.39%.
•We brought an additional equity partner into our 10900 Wilshire joint venture.
•We secured a construction loan on our Landmark Residences project on attractive terms.
•We have preserved over $340 million in cash on our balance sheet, which will provide substantial protection and capital to address ongoing recessionary impacts on our business and potential new opportunities.

Our Compensation Committee rated our management's achievement for External Business Activities and Other Factors as Outperform.

Conclusion and Determination of Pay
CEO and COO
With 20% of the five goal categories rated as Underperform, 40% as Perform, and 40% rated as Outperform, the Compensation Committee concluded that overall performance for our CEO and COO rated as Perform. Accordingly, the Compensation Committee concluded that the average compensation of our CEO and COO should be targeted near the median of our Benchmark Groups average CEO and COO total compensation. According to FTI, keeping their compensation unchanged was expected to place them at approximately the 53rd percentile of the average of CEO and COO compensation. The Compensation Committee therefore determined that no material increase or decrease in compensation was warranted. The Committee also noted that having our CEO's total cash compensation set at by far the lowest level of the Benchmark Group, and his at risk long term incentive compensation at the highest percentage of pay of the Benchmark Group was appropriate, and good alignment of pay and performance for 2025.

Other NEOs Compensation
We use similar principles to set the compensation for our NEOs other than our CEO and COO, although they typically have a higher portion of their compensation represented by base compensation and lower variation in incentive compensation based on performance. Our Compensation Committee's evaluation of our officers places strong emphasis on their contributions to our overall performance because our Compensation Committee believes that our officers share responsibility for achieving our overall goals, which we set with a view towards how they help achieve our long-term strategy. We also value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence, enhances our reputation and extends our track record of profitability and growth.

For more information on the 2025 compensation of our NEOs see the "Summary Compensation Table" and "Grants of Plan-based Awards" tables further below.

2026 Operating and Financial Goals

In February 2026, our Compensation Committee set the following targets and goals for determining executive compensation at 2026 year-end:

2026 Goals
Goal Category	Description
1. FFO Target
Our Compensation Committee set a target for 2026 FFO of $1.42 per share. This target excludes the impact from any future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters which had not been announced as of February 10, 2026.

2. Total Shareholder Return (TSR)	Relative and absolute TSR performance is compared to our Benchmark Group in order to align compensation with performance. The Committee looks at the one, three and five year time periods. In evaluating relative performance, placement in the top quartile of our Benchmark Group is considered to be outperformance and placement in the bottom quartile is considered to be underperformance.
3. Environmental
Our Compensation Committee evaluates progress toward achieving certain environmental goals, including but not limited to the following goals:
•Reducing greenhouse gas emissions by 30% across our portfolio by 2035 as compared to 2019.
•Qualifying 80% of our stabilized eligible office space qualify for "ENERGY STAR Certification" by the EPA, which indicates energy efficiency performance in the top quartile of all comparable buildings in the U.S.

4. Operating Goals
The Compensation Committee evaluates progress toward achieving certain operating goals, including but not limited to the following goals:
•Instituting upgraded information technology systems.
•Limiting our G&A expenses to a percentage of revenue in the lower half of comparable REITs.
•Increasing the leased rate of our office portfolio.
•Making substantial progress on key development and repositioning projects.

5. External Business Activities and Other Factors	The Compensation Committee also evaluates our external business activities during the year, which includes the effectiveness and financial results of acquisitions, dispositions, financing and development and redevelopment activities. The Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. The Compensation Committee believes it is equally important to avoid bad acquisitions as it is to complete good acquisitions.
Our Compensation Committee may consider other factors, including but not limited to employee retention, succession planning, handling of extraordinary events that occur during the year, or other items that may have a material impact on our long-term success.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Code, which limits the deduction of compensation (as defined in Section 162(m)) to $1.0 million that is paid in any calendar year to certain executive officers. For 2025, none of our executive officers received compensation in excess of the $1.0 million cap for deductibility under Section 162(m). In general, our Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to allow compensation paid to such persons to be deductible while simultaneously providing the executives with appropriate compensation for their performance. Our LTIP Units are structured as "profits interests" for federal income tax purposes, so that we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m). We account for stock-based compensation in accordance with Accounting Standards Codification ("ASC") 718.
Role of Compensation Consultants
In 2025, our Compensation Committee retained FTI to assist in the determination of executive compensation, including base salary, annual cash incentive (if any) and annual equity-based incentive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board.

In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information; and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which were determined exclusively by our Compensation Committee.

In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the firm; (ii) the amount of fees received from us by that firm as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by the professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, any of our executive officers or any Compensation Committee member, and FTI represented that the fees we pay to FTI represent significantly less than 1% of its revenues.

Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our NEOs, although it may and does consult with others, including our CEO and other officers, as it deems appropriate. In determining the appropriate compensation levels for our CEO and our COO, our Compensation Committee meets outside the presence of all of our executive officers. Our Compensation Committee consulted with our CEO and other officers in establishing the operating and financial goals, FFO target and other matters in its discretion, and our CEO provided our Compensation Committee with his evaluation of progress in meeting the 2025 goals. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning its engagement, all of which were determined exclusively by our Compensation Committee.

Change of Control Payments
We do not have any payments that are triggered by a change of control where the employee is not also either terminated without cause or has good reason for a termination (no "single trigger" provisions). Messrs. Kaplan's and Panzer's employment agreements provide that the total of each executive's salary and bonus for each year in the remaining term of the employment agreement following a change of control may not be less than the total salary, bonus (whether paid in cash or equity grants) and value of other awards that vested with respect to the calendar year ending before the change in control occurred. Our employment agreements also do not contain any excise tax gross up provisions. See "Principal Compensation Agreements and Plans - Employment Agreements." The equity awards that we have made provide that any unvested options or LTIP Units will not automatically vest on any change of control unless our common stock ceases to be publicly traded as a result. For additional information regarding payments to be made to our NEOs upon a change of control, see "Potential Payments Upon Termination or Change of Control," below.

Equity Award Timing Policies and Practices
Historically we have not, and in 2025, we did not, grant awards of stock options, stock appreciation rights, or similar option‐like instruments to our NEOs. As such, we do not maintain a policy with respect to the grant of stock options, stock appreciation rights, or similar option‐like instruments, however, as a general matter, we do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Principal Compensation Agreements and Plans

2016 Omnibus Stock Incentive Plan
Our 2016 Omnibus Stock Incentive Plan (our "2016 Plan") was adopted by our Board and approved by our stockholders in 2016. Amendments to the 2016 Plan were approved by our stockholders in 2020 and 2023. Our 2016 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by enabling participation of these key persons in our long-term growth and profitability. Pursuant to the terms of the 2016 Plan, no awards may be granted under the plan after June 2, 2026. Consequently, our Board has adopted and our stockholders are being asked to approve a new 2026 Omnibus Stock Incentive Plan at the Annual Meeting in order to enable us to continue to grant equity-based awards after June 2, 2026. See Proposal 4 above.

Employment Agreements
We have employment agreements with each of Messrs. Kaplan and Panzer. This summary of our employment agreements does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the agreements, which were attached as exhibits 10.1 and 10.2 to Form 8-K, respectively, filed on January 3, 2024. The principal terms of the agreements are as follows:
•Compensation: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000. At the request of the respective officers, our Compensation Committee approved a 20% reduction (to an annual rate of $800,000 effective May 1, 2020) in the base salaries of Messrs. Kaplan and Panzer. Messrs. Kaplan and Panzer are also entitled to receive an annual bonus based on their individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control.

•Perquisites and Other Benefits: Messrs. Kaplan and Panzer are entitled to the use of an automobile and family health insurance, and to use their executive assistants for personal use to an extent reasonably consistent with past practices. Messrs. Kaplan and Panzer are entitled to 25 days of paid time off per year. Otherwise, the agreements do not provide our executive officers with perquisites that differ from those of our other employees.

•Term: The term of each employment agreement ends December 31, 2028, subject to earlier termination with or without cause (30-days' prior notice is required where the termination is by the Company without cause or by the officer for good reason).

•Severance Payments: If we terminate an officer's employment without cause, or if the officer terminates his employment for good reason, they will receive severance equal to (a) compensation equal to three times the average of their annual compensation over the last three full calendar years ending prior to the termination date, including (i) their salary and (ii) their annual bonus (including the value of any equity grants), and (b) continued coverage under our medical and dental plans for the officer and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a three-year period following their termination. See "Potential Payments Upon Termination or Change of Control" below.

•Other Termination Payments: Upon an officer's death or disability, they will continue to receive medical and dental benefits for themselves (in the case of disability only) and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of twelve months plus vesting of any unvested equity grants through the end of the year of termination in lieu of any severance or annual bonus.

•Non-competition: Each of these employment agreements contains a non-competition provision that applies during the term of the agreement, and under which the officer covenants that they will not: (i) for their own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employment of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Clawback Policy
On December 1, 2023, we adopted a clawback policy in compliance with SEC rules and NYSE listing standards. Our clawback policy generally provides that the Company shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event that the Company is required to prepare an accounting restatement. In addition, our clawback policy provides the Compensation Committee with discretion to recoup incentive-based compensation from any current or former executive officer if there is an accounting restatement due to fraud or willful misconduct in which the executive officer participated. A copy of our clawback policy is attached as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2023.

2025 Summary Compensation Table
The table below presents the compensation earned for 2025, 2024 and 2023 for our 2025 NEOs:

Summary Compensation Table (per SEC rules, multi-year equity grants are included in the year of grant)
Name & Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	All Other Compensation(4)	Total

Jordan L. Kaplan	2025	$800,000	$—	$8,170,000	$42,069	$9,012,069
Chairman and CEO	2024	$800,000	$—	$8,261,798	$21,563	$9,083,361
	2023	$800,000	$—	$7,417,873	$21,111	$8,238,984

Kenneth M. Panzer	2025	$800,000	$—	$8,170,000	$35,480	$9,005,480
President and COO	2024	$800,000	$—	$8,261,798	$24,575	$9,086,373
	2023	$800,000	$—	$7,417,873	$14,517	$8,232,390

Kevin A. Crummy(5)	2025	$600,000	$150,000	$1,015,131	$13,000	$1,778,131
CIO	2024	$600,000	$200,000	$1,330,292	$13,000	$2,143,292
	2023	$600,000	$200,000	$1,329,623	$13,000	$2,142,623

Peter D. Seymour	2025	$550,000	$—	$1,750,218	$13,000	$2,313,218
CFO	2024	$550,000	$—	$1,592,851	$13,000	$2,155,851
	2023	$550,000	$—	$1,399,604	$13,000	$1,962,604

Michele L. Aronson	2025	$450,000	$—	$1,820,227	$13,000	$2,283,227
EVP, GC and Secretary	2024	$450,000	$—	$1,575,353	$13,000	$2,038,353
	2023	$450,000	$—	$1,399,604	$13,000	$1,862,604
______________________________________________________________________
(1)Represents salary payable with respect to the year it was earned.
(2)Represents the grant date fair value of restricted equity grants, calculated in accordance with US GAAP ASC Topic 718, not the face value, using the assumptions set forth in Notes 2 and 13 to our audited financial statements included in our 2025 Form 10-K filed with the SEC on February 20, 2026. We restricted our executives from selling or transferring their LTIP Unit awards in 2025 for four to seven years after grant, based on the date of vesting. All of the LTIP Unit grants in 2025 were performance based, reflecting our Compensation Committee's evaluation of the respective NEOs' performance against predetermined goals during 2025. As disclosed above, our Compensation Committee believes that the equity should generally be granted at the end of the performance period after evaluating performance rather than at the beginning of the performance period subject to potential forfeiture for non-performance.
(3)Stock awards in the amount of 11,140 LTIP Units originally allocated by our Compensation Committee to each of Mr. Kaplan and Mr. Panzer in connection with 2025 compensation were subsequently canceled at Mr. Kaplan and Mr. Panzer’s request, effective as of April 8, 2026. Each of their respective award agreements was amended to reflect a total grant of 1.0 million LTIP Units. All data presented in this Proxy reflect this number and value.
(4)All Other Compensation includes the following perquisites and other amounts provided to our executives:
1.Mr. Kaplan's perquisites included the incremental cost to us of personal use of an executive assistant and personal use of a company car for 2025, 2024 and 2023, and company-paid premiums for family health insurance for 2025.
2.Mr. Panzer's perquisites included 401K plan matching and the incremental cost to us of personal use of a company car for 2025, 2024 and 2023, and personal use of an executive assistant for 2025 and 2024, and company-paid premiums for family health insurance for 2025.
3.Messrs. Crummy's and Seymour's and Ms. Aronson's perquisites included 401K plan matching and an auto allowance for 2025, 2024, and 2023.
4.Each of the perquisites described above was less than $25,000 for each of the executives for 2025, 2024 and 2023.
(5)Mr. Crummy's bonus for 2025, 2024 and 2023 represents the discretionary cash portion of his variable incentive compensation, the amount of which was determined in the discretion of the Compensation Committee after review of his performance during the year.

2025 Grants of Plan-based Awards
The table below presents the grants of plan-based awards to our NEOs in 2025:

Name	Approval Date(1)	Grant Date(1)	Number of LTIP Units Awarded(1)	Grant Date Fair Value of LTIP Unit Award(1)(2)

Jordan L. Kaplan	December 4, 2025	December 15, 2025	1,000,000	$8,170,000
Kenneth M. Panzer	December 4, 2025	December 15, 2025	1,000,000	$8,170,000
Kevin A. Crummy	December 4, 2025	December 15, 2025	124,251	$1,015,131
Peter D. Seymour	December 4, 2025	December 15, 2025	214,225	$1,750,218
Michele L. Aronson	December 4, 2025	December 15, 2025	222,794	$1,820,227

__________________________________________________
(1)Consistent with our annual practice, our Compensation Committee approved the dollar value of the grants on December 4, 2025, stipulating that they be granted on December 15, 2025, with the number of LTIP Units to be based on the closing price of our common stock on the date of grant ($11.67 at December 15, 2025). Our Compensation Committee follows this process because we inform our employees of the grants in their annual performance reviews, which typically occur between the approval date and the grant date.
(2)The amounts reflect the grant date fair value of the award calculated in accordance with US GAAP ASC Topic 718, under the assumptions set forth in Notes 2 and 13 to our audited financial statements included in our 2025 Form 10-K filed with the SEC on February 20, 2026.

Outstanding Equity Awards at 2025 Fiscal Year-end
The table below presents unvested LTIP Units held by our NEOs as of December 31, 2025:

Name	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)

Jordan L. Kaplan	490,924	$5,395,255
Kenneth M. Panzer	490,924	$5,395,255
Kevin A. Crummy	173,287	$1,904,424
Peter D. Seymour	251,959	$2,769,029
Michele L. Aronson	257,752	$2,832,694

______________________________________
(1)Unvested LTIP Units are scheduled to vest as follows:

Name	December 31,
	2026	2027	2028	Total

Jordan L. Kaplan	231,056	159,868	100,000	490,924
Kenneth M. Panzer	231,056	159,868	100,000	490,924
Kevin A. Crummy	87,063	55,162	31,062	173,287
Peter D. Seymour	115,991	82,412	53,556	251,959
Michele L. Aronson	117,816	84,238	55,698	257,752

(2)Based on the closing price of our common stock of $10.99 on December 31, 2025 at the rate of one share of our Common Stock for each unvested LTIP Unit.

Equity Vested

The table below presents the vesting of LTIP Units held by our NEOs during 2025:

	Number of LTIP Units Vested	Value Realized on Vesting(1)(2)

Jordan L. Kaplan	901,100	$9,903,089
Kenneth M. Panzer	901,100	$9,903,089
Kevin A. Crummy	116,769	$1,283,291
Peter D. Seymour	147,262	$1,618,409
Michele L. Aronson	149,087	$1,638,466

___________________________________________________
(1)The LTIPs vested on December 31, 2025. The value realized was based on the closing price of our common stock of $10.99 on December 31, 2025, at the rate of one share of our Common Stock for each LTIP Unit.
(2)Vested units are still subject to a stock-price performance hurdle and a four-year lockout period before they are eligible to be redeemed.

Potential Payments Upon Termination or Change of Control

The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment or a change in control, assuming that the applicable triggering event occurred on December 31, 2025 (and after giving effect to any regularly scheduled vesting of equity awards that occurred on such date), based on what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination or change in control, as applicable.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our NEOs) is terminated, the employee would be entitled to receive certain amounts due during the remaining period of such employee's term of employment. Such amounts would include:
•any unpaid salary from the date of the last payroll to the date of termination;
•reimbursement for any properly incurred unreimbursed business expenses; and
•accrued paid time off through the date of termination.

In addition, the NEOs would retain the following rights:
•any existing rights to indemnification for prior acts through the date of termination; and
•LTIP Units awarded pursuant to our 2016 Plan to the extent provided in that plan and the grant or award.

In prior years, the awards we made to senior executives under our 2016 Plan provided that if the employment of a participant (including any of our NEOs who have unvested LTIP Units) is terminated without cause by us, or for good reason by the participant then any unvested LTIP Units will immediately vest. Our 2021, 2022, 2023, 2024 and 2025 awards do not contain this provision.
In addition to the payments noted above, our NEOs would receive the following additional benefits on certain terminations:
Payments Made Upon Termination by the Company Without Cause or by the Officer for Good Reason: As noted above under "Principal Compensation Agreements and Plans-Employment Agreements", each of Messrs. Kaplan and Panzer has an employment agreement with us. If we terminate Messrs. Kaplan or Panzer's employment without cause, or if the respective officers terminate their employment for good reason, they will receive the following cash severance: (a) compensation equal to three times the average of their annual compensation over the last three full calendar years ending prior to the termination date, paid in a lump sum, including their (i) salary, and (ii) annual bonus (including the value of any equity grants), and (b) continued coverage under our medical and dental plans for the officer and his eligible dependents (who were enrolled in our medical plan at the time of the respective officer's termination) for a three-year period following their termination. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of their employment agreement. Based on the annual compensation awarded in 2023, 2024 and 2025, and medical insurance premiums paid for 2025, we estimate that the cash severance payments for termination of employment occurring immediately after December 31, 2025 would have been $36.8 million for Mr. Kaplan and $36.7 million for Mr. Panzer. Mr. Crummy, Mr. Seymour, and Ms. Aronson do not have any contractual severance arrangements for termination.
Payments Made Upon a Change of Control: We do not have any single trigger provisions in our employment agreements or equity grants. As such, following a change of control, the executive will have the same severance upon a termination without cause or a termination with good reason as outlined in the preceding paragraph. In addition, as is true for all of our employees, if the class of equity into which any unvested equity compensation is convertible is no longer publicly traded after a change of control, any unvested grants will become vested. We estimate that based on the price of our common stock on December 31, 2025 an acceleration under these conditions would result in value of $5.4 million for each of Messrs. Kaplan and Panzer, $2.8 million for each of Mr. Seymour and Ms. Aronson, and $1.9 million for Mr. Crummy. No payments would be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Termination due to Death or Disability. In the event of the death or disability of Messrs. Kaplan or Panzer, the officer (or his estate) will receive continued medical benefits for him (in the case of disability only) and his eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of 12 months. Using medical insurance premium costs for 2025, we estimate the value of these continued medical benefit payments would have been $61,000 for Mr. Kaplan and $35,000 for Mr. Panzer in the case of termination for death or disability immediately following December 31, 2025. Mr. Crummy, Mr. Seymour, and Ms. Aronson do not have any contractual arrangements for termination due to death or disability.

In addition, our grants of LTIP Units provide that any employee whose employment is terminated as a result of death will be immediately vested in any equity scheduled to vest in that calendar year. In the case of termination for death occurring immediately following December 31, 2025, and based on the number of LTIP Units that vested in 2025 and the price of our common stock at December 31, 2025, we estimate that the value of the accelerated LTIP Unit vesting would be $10.0 million for each of Messrs. Kaplan and Panzer, $1.6 million for each of Ms. Aronson and Mr. Seymour, and $1.3 million for Mr. Crummy.

CEO PAY RATIO

In accordance with the requirements of the SEC, we calculated the ratio of our CEO pay to that of our median employee by examining the 2025 total compensation for all of our employees. As of December 31, 2025, we employed approximately 778 people. We identified our median employee by examining the 2025 total compensation for all individuals, excluding our CEO, who were employed by us (on a full-time, part-time or casual basis) on December 31, 2025, calculated in the same manner as the total compensation for our CEO disclosed in the "Summary Compensation Table" above. The calculation of total compensation does not take into account the value of all the benefits we provide to our employees, including health benefits and life insurance, and does not adjust for, or annualize the compensation of, employees who work part time. For employees hired during 2025, total compensation was annualized to reflect a full year of employment. Based on this calculation, we determined the annual total compensation of our median employee for 2025 to be $73,674. As reported in the “Summary Compensation Table” above, the annual total compensation for our CEO in 2025 was 9,012,069. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 122:1 for 2025.

PAY VERSUS PERFORMANCE
2025 Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(v) of Regulation S-K, we are providing the following information about the relationship between the amount of CAP to our NEOs and certain measures of our financial performance. For further information concerning our performance-focused compensation philosophy and how the Compensation Committee considers performance in relation to compensation decisions, refer to the "Compensation Discussion and Analysis" section of this proxy statement.
The tabular and narrative disclosures provided below, calculated in accordance with the applicable rules, may reflect reasonable estimates and assumptions. The table below presents the compensation information for our principal executive officer (PEO) and, as an average, for our other NEOs (the "Non-PEO NEOs") and the financial performance information as required by the SEC’s pay versus performance for 2025, 2024, 2023, 2022, and 2021. Mr. Kaplan was our PEO for all periods presented. Our Non-PEO NEOs for 2025, 2024, and 2023 were Messrs. Panzer, Crummy and Seymour, and Ms. Aronson. Our Non-PEO NEOs for 2022 and 2021 were Dan A. Emmett (or former Chairman of the Board), and Messrs. Panzer, Crummy and Seymour.

	Jordan L. Kaplan				Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Our TSR	Our Peer Group TSR(3)	Net Income (Loss) (4) (000's)	FFO (5) (000's)
2025	$9,012,069	$3,489,316	$3,845,014	$1,533,466	$48	$73	$(11,430)	$295,290
2024	$9,083,361	$12,460,323	$3,855,967	$5,379,806	$53	$73	$7,588	$345,528
2023	$8,238,984	$9,208,079	$3,550,055	$3,875,723	$40	$67	$(75,840)	$377,291
2022	$8,653,835	$4,400,000	$3,246,971	$1,539,986	$40	$63	$96,540	$419,683
2021	$9,071,244	$12,461,572	$3,241,910	$4,402,571	$82	$101	$56,131	$383,456

(1) The amounts presented are equal to the amounts presented in the "total" column of the Summary Compensation Table for the applicable year for Mr. Kaplan, and the average of the amounts presented in the "total" column of the Summary Compensation Table for the Non-PEO NEOs for each applicable year.
(2) The amounts presented represent Mr. Kaplan's Compensation Actually Paid (CAP) amount, and the average CAP amounts for the Non-PEO NEOs, for the corresponding fiscal year, as computed in accordance with Item 402(v) of Regulation S-K and as further described below. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kaplan, or any of the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table below sets forth the adjustments that were made to Mr. Kaplan's, and to the Non-PEO NEOs, total compensation for each year to determine the CAP amounts. There were no grants forfeited by our NEOs during 2025; therefore, no adjustments have been made to the Summary Compensation Table totals for forfeitures. The Company does not sponsor or maintain a defined benefit pension plan, and no such benefits are provided to our NEOs; therefore, no adjustments have been made to the Summary Compensation Table totals for changes in pension values.

	Summary Compen-sation Table (SCT) Total	Deduct: Stock Based Compen-sation as reported in the SCT	Add: Fair Value of Award Granted that was Unvested at Year End (Measured at Year End)*	Add: Fair Value of Award Granted that Vested (Measured at Vesting Date)*	Add: Change in Fair Value of Prior Year Unvested Awards (Measured at Year End*	Add: Change in Fair Value of Prior Year Awards that Vested (Measured at Vesting Date)*	Add: Dividends Paid on Unvested Awards Prior to Vesting Date	Compen-sation Actually Paid
Jordan L. Kaplan
2025	$9,012,069	$(8,170,000)	$7,693,000	$—	$(5,041,836)	$(828,573)	$824,656	$3,489,316
2024	$9,083,361	$(8,261,798)	$7,778,064	$—	$1,601,846	$1,471,215	$787,635	$12,460,323
2023	$8,238,984	$(7,417,873)	$7,225,663	$—	$(221,671)	$840,190	$542,786	$9,208,079
2022	$8,653,835	$(7,837,901)	$7,688,007	$—	$(4,726,489)	$45,475	$577,073	$4,400,000
2021	$9,071,244	$(8,258,608)	$8,206,116	$—	$1,244,003	$1,659,228	$539,589	$12,461,572

Other NEOs (Average)
2025	$3,845,014	$(3,188,894)	$3,002,713	$—	$(1,981,557)	$(487,728)	$343,918	$1,533,466
2024	$3,855,967	$(3,190,074)	$3,003,293	$—	$759,948	$619,593	$331,079	$5,379,806
2023	$3,550,055	$(2,886,676)	$2,811,877	$—	$(75,291)	$238,365	$237,393	$3,875,723
2022	$3,246,971	$(2,663,668)	$2,612,727	$—	$(1,721,125)	$(146,493)	$211,572	$1,539,986
2021	$3,241,910	$(2,716,419)	$2,699,154	$—	$463,758	$519,056	$195,113	$4,402,571
__________________________________________________________________________
*In determining CAP, grants are considered vested when the required service period is completed and the stock performance hurdle has been achieved.

(3) For each of 2025, 2024, 2023, 2022, and 2021 the following companies were included in our Peer Group:

Alexandria Real Estate Equities, Inc (ARE)	BXP, Inc. (BXP)
Empire State Realty Trust, Inc. (ESRT)	Hudson Pacific Properties, Inc. (HPP)
JBG SMITH Properties (JBGS)	Kilroy Realty Corporation (KRC)
Piedmont Office Realty Trust, Inc. (PDM)	SL Green Realty Corp. (SLG)
UDR, Inc. (UDR)	Vornado Realty Trust (VNO)
_________________________________________________
Our Compensation Committee’s peer group also included Paramount Group, Inc. (PGRE) from 2021 through 2024 and Apartment Income REIT Corp (AIRC) in 2021 and 2022. These peers were excluded from our peer group TSR because they became public or delisted during the five years presented in the table, and we therefore did not have sufficient data for the TSR calculations.
(4) The amounts presented represent our net income attributable to our common stockholders, as reflected in our audited financial statements in our Form 10-K for the applicable year.
(5) We determined FFO to be the most important financial performance measure used to link Company performance to CAP for our PEO and Non-PEO NEOs in 2025. FFO is a non-GAAP measure. For a definition of FFO see "Financial Performance Measures used to Determine Compensation Actually Paid (CAP)" further below.

Graphical Representation of Compensation Actually Paid (CAP) and Performance

In accordance with Item 402(v) of Regulation S-K, we are providing the graphs below to illustrate the relationships between the reported CAP amounts and each of the financial performance measures presented in the Pay Versus Performance Table. As described more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee makes compensation decisions based on a number of factors, and has not, specifically evaluated the relationship between the performance measures reported in the Pay Versus Performance Table with the NEOs' CAP amounts (as calculated in accordance with Item 402(v) of Regulation S-K) for a particular year. Therefore, the alignment outcomes depicted below may not accurately reflect the Compensation Committee's goals of linking pay with performance and aligning the interests of our NEOs with those of our stockholders.

CAP (in millions)

CAP vs. Total Shareholder Return (DEI and Peers)
$15.0
$10.0
$5.0
$0.0
$120
$80
$40
$0
2021
2022
2023
2024
2025
CEO CAP
Avg. NEO CAP
DEI TSR
Peer TSR

TSR Indexed ($100)

CAP (in millions)

CAP vs. Net Income
$15.0
$10.0
$5.0
$0.0
$300
$200
$100
$0
$-100
$-200
$-300
2021
2022
2023
2024
2025
CEO CAP
Avg. NEO CAP
Net Income

Net Income (in millions)

CAP (in millions)

CAP vs. FFO
$15.0
$10.0
$5.0
$0.0
$400
$300
$200
$100
$0
2021
2022
2023
2024
2025
CEO CAP
Avg. NEO CAP
FFO

FFO (in millions)

Financial Performance Measures used to Determine Compensation Actually Paid (CAP)
As described in greater detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis," our executive compensation philosophy emphasizes incentive-based compensation, evaluated using a variety of factors. In accordance with Item 402(v) of Regulation S-K, the most important financial performance measures that we use to link compensation for the NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Financial Performance Measures
FFO
We have chosen FFO as the "Company Selected Measure" in accordance with Item 402(v) of Regulation S-K. We calculate FFO in accordance with the standards established by NAREIT by excluding gains (or losses) on sales of investments in real estate, gains (or losses) from changes in control of investments in real estate, real estate depreciation and amortization (other than amortization of right-of-use assets for which we are the lessee and amortization of deferred loan costs), and impairment write-downs of real estate from our net income (loss) (including adjusting for the effect of such items attributable to our consolidated JVs and our unconsolidated Fund, but not for noncontrolling interests included in our calculation of fully diluted equity). We report FFO because it is a widely reported measure of the performance of equity REITs and is also used by some investors to identify the impact of trends in occupancy rates, rental rates and operating costs from year to year, excluding impacts from changes in the value of our real estate, and to compare our performance with other REITs. FFO is a non-GAAP financial measure for which we believe that net income (loss) is the most directly comparable GAAP financial measure. FFO has limitations as a measure of our performance because it excludes depreciation and amortization of real estate and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements and leasing expenses necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. FFO should be considered only as a supplement to net income (loss) as a measure of our performance and should not be used as a measure of our liquidity or cash flow, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to the FFO of other REITs. For the reconciliations of our FFO to Net Income (Loss), see Item 7 in Part II in our Form 10-K's filed with the SEC for the respective periods presented.

TSR	TSR is our cumulative total shareholder return over the applicable period, assuming the reinvestment of dividends. For purposes of calculating TSR for our Peer Group, it is weighted according to the respective issuers' stock market capitalization at the beginning of each period presented.

DIRECTOR COMPENSATION

The compensation for our non-employee directors is determined by our Board, following recommendations from our Nominating and Corporate Governance Committee, and is reviewed periodically. While our executive officers do not participate in the Committee’s deliberations on director compensation, Messrs. Kaplan and Panzer participate in the Board’s final approval of these recommendations in their capacity as directors.
Each non-employee director receives an annual grant of LTIP Units with a face value of $220,000, which vests quarterly during the year of service. These units are subject to transfer restrictions and may not be exchanged for common stock until December 31st of the second year following full vesting.
We also provide additional annual fees for specific leadership roles, paid in quarterly vesting LTIP Units. Historically, our independent Board Chairperson received an additional annual fee of $50,000. However, following the transition of the Chairperson role to Mr. Kaplan, this fee has been discontinued, as Mr. Kaplan does not receive additional compensation for his service as a director or Chairperson. Our Audit Committee chairperson receives an additional $22,500, and our Compensation and Nominating and Corporate Governance Committee chairpersons each receive $15,000. We continue to reimburse all non-employee directors for reasonable service-related expenses. In accordance with SEC rules, the table below summarizes the compensation that we awarded to our non-employee directors in 2025, which will vest in, and relates to, 2026 service.

Name(1)	Number of LTIP Units(2)	LTIP Unit Awards(3)	All Other Compensation	Total

Leslie E. Bider	20,138	$180,638	$—	$180,638
Dorene Dominguez	18,852	$169,102	$—	$169,102
Virginia A. McFerran	20,138	$180,638	$—	$180,638
Thomas E. O'Hern	20,780	$186,397	$—	$186,397
William E. Simon, Jr.	18,852	$169,102	$—	$169,102
Shirley Wang	18,852	$169,102	$—	$169,102

____________________________________________________
(1)Our directors who are also our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Kaplan and Panzer are not included in this table. The compensation received by Messrs. Kaplan and Panzer as our employees is shown in the "Summary Compensation Table."
(2)These awards were granted on December 15, 2025 for 2026 services. As of December 31, 2025, our non-employee directors did not hold any unvested LTIP Unit awards other than as set forth in the table above.
(3)The amounts represent the grant date fair value, not the face value, of awards made in 2025. The fair value is calculated in accordance with US GAAP ASC Topic 718, based on the assumptions disclosed in Notes 2 and 13 to our audited financial statements included in our 2025 Form 10-K filed with the SEC on February 20, 2026.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding our equity compensation plans (all of which were previously approved by our stockholders) as of December 31, 2025:

Plan Category		Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (In thousands)		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of common stock remaining available for future issuance under stock-based compensation plans (excluding shares reflected in column (a)) (In thousands)
		(a)		(b)		(c)
Stock-based compensation plans approved by stockholders	(1)	7,033	(2)	N/A	(3)	6,220	(4)
_______________________________________________________
(1)For more information regarding our plans, please see "Principal Compensation Agreements and Plans."
(2)     Consists of 4.5 million vested and 2.5 million unvested LTIP Units.
(3)     We have no outstanding options. There are no exercise prices for LTIP Units.
(4)     "Full value" awards (such as LTIP Unit Awards, Deferred Stock Awards, and Restricted Stock Awards) count against our 2016 Plan overall limits as two shares, while options and stock appreciation rights ("SARs") are counted as one share.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and providing a report on the effectiveness of our system of internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our 2025 audited financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2025. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young, with and without management present, the results of their audit/review, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed with the Audit Committee under Auditing Standard No. 1301, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's independence. The Audit Committee discussed with Ernst & Young its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2025 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
Dorene C. Dominguez

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For 2025 and 2024, our independent registered public accounting firm was Ernst & Young LLP. The table below presents fees for professional services rendered by Ernst & Young LLP to us for those years:

Fees(1)	2025	2024

Audit Fees(2)	$1,502,265	$1,346,300
Tax Fees(3)	$1,002,855	$792,421
Total	$2,505,120	$2,138,721

___________________________________________________
(1)    There were no audit-related or other fees rendered by Ernst & Young LLP to us for 2025 and 2024.
(2)    Fees for the integrated audit and quarterly reviews of Douglas Emmett, Inc., including the audit fees for our fund and joint ventures of $288,500 and $261,000 for 2025 and 2024, respectively.
(3)    Fees for tax compliance and planning services for Douglas Emmett, Inc., including our fund and joint ventures.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to approve all of the audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, and did so in the case of all of the fees for 2025 and 2024. Pre-approval is generally provided by our Audit Committee for up to one year, with limits by the particular service or category of services to be rendered, and may be subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

TRANSACTIONS WITH RELATED PERSONS

Douglas Emmett Management, LLC employs the son of Mr. Simon, one of our independent directors. In 2025, Mr. Simon's son's total compensation and benefits were less than $500,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities. Mr. Simon's son is not an officer under Section 16 of the Exchange Act.

Douglas Emmett Management, LLC employs the daughter of Mr. Kaplan, our Chairman of the Board and Chief Executive Officer. In 2025, Mr. Kaplan's daughter's total compensation and benefits were less than $250,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities. Mr. Kaplan's daughter is not an officer under Section 16 of the Exchange Act.

Douglas Emmett Management, LLC employs the daughter of Mr. Panzer, our President, Chief Operating Officer and director. In 2025, Mr. Panzer's daughter's total compensation and benefits were less than $250,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities.  Mr. Panzer's daughter is not an officer under Section 16 of the Exchange Act.

Douglas Emmett Management, LLC has engaged in transactions with Gensler, a company of which Mr. Cohen is the Global Co-Chair and Co-Chair of the board of directors. During the year ended December 31, 2025, the Company paid Gensler approximately $2.0 million in relation to development projects. The Company believes that these services were provided on terms no less favorable to the Company than those available from unaffiliated third parties

Conflicts of Interest: Our Code of Business Conduct and Ethics (our "Code of Conduct") defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner, and includes any transaction that under SEC rules would require disclosure in this section. Our Code of Conduct specifically requires that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest, and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality. Under our Code of Conduct, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports or Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may "household" our proxy materials. In that event, only one copy of this Proxy Statement and the annual report will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Proxy Statement and the annual report to a stockholder at a shared address to which a single copy of this Proxy Statement and annual report was delivered. If you wish to receive a separate copy of this Proxy Statement and annual report or Notice of Internet Availability of Proxy Materials, please notify your broker and us by sending a letter to Douglas Emmett, Inc., Attn: Investor Relations, 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, or by calling Investor Relations at (310) 255-7700. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of this Proxy Statement and the annual report can notify their broker or us in writing or orally at the above provided address and request that we deliver a single copy of these materials.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Stockholder Proposals
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2027 annual meeting of stockholders is December 18, 2026.
Nominations and Proposals Outside of Rule 14a-8/Discretionary Proxy Voting Authority
Our bylaws govern the submission of nominations for director or other proposals that a stockholder wishes to have considered at an annual meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our bylaws, a stockholder wishing to submit a nomination or other proposal for consideration at the 2027 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, of their intention to make such a proposal. The notice must contain the information required by our bylaws. The notice of a nomination or other proposal must be received by our Corporate Secretary no earlier than November 18, 2026, nor later than 5:00 p.m. Eastern Standard Time on December 18, 2026.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, if a stockholder wishes to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 annual meeting of stockholders, the stockholder is required to give written notice to the Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401. The notice must be received by our Corporate Secretary no later than March 29, 2027; provided, however, that in the event that the date of the 2027 annual meeting of stockholders is advanced or delayed by more than thirty days from the first anniversary of the date of the Annual Meeting, written notice must be delivered by the later of the 60th day prior to the date of the 2027 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2027 annual meeting of stockholders is first made.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "could," "may," "future" or other similar expressions in this Proxy Statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this Proxy Statement, or those that we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. The actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to update any forward-looking statements. Accordingly, investors should use caution when relying on previously reported forward-looking statements, which were based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors included in "Item 1A. Risk Factors" in our 2025 Form 10-K filed with the SEC on February 20, 2026, as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
OTHER MATTERS
Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. However, if any other matter properly comes before the meeting, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders for 2025 is being mailed to stockholders along with this Proxy Statement.
Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed "soliciting material" or "filed" with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
By Order of the Board of Directors,

/s/ Jordan L. Kaplan
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Jordan L. Kaplan
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
April 17, 2026

EXHIBIT A
DOUGLAS EMMETT, INC.
2026 OMNIBUS STOCK INCENTIVE PLAN

SECTION 1.GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Douglas Emmett, Inc. 2026 Omnibus Stock Incentive Plan (as it may be amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and consultants of Douglas Emmett, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor code, and related rules, regulations and interpretations.

“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who meet the independence requirements imposed by the New York Stock Exchange and who are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

“Deferred Stock Award” means an Award granted pursuant to Section 8.

“Dividend Equivalent Right” means an Award granted pursuant to Section 10.

“Effective Date” means the later of the date on which the Plan was adopted by the Board and the date on which the Plan was approved by the Company’s stockholders, as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means:

(a)If the Stock is at the time listed or admitted to trading on any national stock exchange, including the Nasdaq Stock Market or the Nasdaq Capital Market, then the Fair Market Value shall be the closing selling price per share of the Stock on the date of determination on the stock exchange determined by the Committee to be the primary market for the Stock, as such price is officially quoted in the composite tape transactions on such exchange. If there is no reported sale of the Stock on such exchange on the date of determination, then the Fair Market Value shall be the closing price on the exchange on the last preceding date for which such quotation exists;

(b)If the Stock is at the time neither listed nor admitted to trading on any national stock exchange, but is traded over-the-counter (including on the Over-the-Counter Bulletin Board), then the Fair Market Value shall be the mean between the last reported bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which such Stock is quoted or, if Stock is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, or through any successor system. If there is no reported bid or asked price for the Stock on the date of determination, then the Fair Market Value shall be the mean between the last reported bid and asked prices on the last preceding date for which such bid and asked prices exist; and

(c)If the Stock is at the time neither listed nor admitted to trading on any stock exchange, or over-the-counter or the Pink Sheets, then the Fair Market Value shall be an amount determined by the Committee in good faith on such basis and taking into account such factors as the Committee shall deem appropriate and, to the extent applicable, in a manner consistent with the requirements of Section 409A of the Code.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Operating Partnership” means Douglas Emmett Properties, LP, a Delaware limited partnership, the entity through which the Company conducts its business and an entity that has elected to be treated as a partnership for federal income tax purposes.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Other Stock-Based Award” means an Award granted pursuant to Section 9.

“Performance-based Award” means any Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award Granted pursuant to Section 11.

“Performance Criteria” means the objective or subjective criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria that may be used to establish Performance Goals may include, without limitation: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be applicable to the organizational level specified by the Committee, including, but not limited to, the Company, the Operating Partnership or a unit, division, group, or Subsidiary of the Company and any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award.

“Performance Goals” means, for a Performance Cycle, the goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

“Prior Plan” means the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan, as amended from time to time.

“Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Restricted Stock Award” means an Award granted pursuant to Section 7.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award granted pursuant to Section 6.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company or the Operating Partnership has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and (f), respectively, of the Code.

SECTION 2.ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)Committee. The Plan shall be administered by the Committee.

(b)Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)to select the individuals to whom Awards may from time to time be granted;

(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)to determine the number of shares of Stock to be covered by any Award;

(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)subject to the limitations set forth in Section 14, to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)to extend at any time the period within which any Stock Option or Stock Appreciation Right may be exercised, but not beyond the term determined by the Committee and set forth in the Award agreement at the time of the grant pursuant to Section 5(c) or Section 6(d); and

(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.

(c)No Repricings without Stockholder Approval. Notwithstanding anything to the contrary contained in the Plan, without the approval of a majority of the Company’s stockholders (i) no Stock Option or Stock Appreciation Right issued hereunder may be amended to reduce the exercise price thereof below the exercise price of such Stock Option or Stock Appreciation Right on the date of grant; (ii) no Stock Option or Stock Appreciation Right having a lower exercise price may be granted in exchange for the cancellation or surrender of a Stock Option or Stock Appreciation Right; and (iii) in no event may any Stock Option or Stock Appreciation Right be cancelled in exchange for cash or another Award when the Fair Market Value of the shares of Stock covered by such Stock Option or Stock Appreciation Right is less than the applicable exercise price.

(d)Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws, any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)Stock Issuable. Subject to adjustment as provided in Section 3(c), the maximum number of shares of Stock reserved and available for issuance under the Plan shall be equal to the sum of (x) 15,000,000 shares, and (y) any shares of Stock subject to Prior Plan Awards which are forfeited, canceled or otherwise terminated (other than by exercise) and become available for issuance under the Plan pursuant to this Section 3(a). As of the Effective Date, no further awards shall be granted under the Prior Plan; provided, however, that awards outstanding under the Prior Plan as of the Effective Date shall remain outstanding and subject to the terms of the Prior Plan and the applicable award agreement governing such awards.

Shares of Stock underlying any Awards or Prior Plan Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award or Prior Plan Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. Shares of Stock and Stock equivalents repurchased by the Company with any cash proceeds from Option exercises shall not be added back to the shares of Stock available for grant under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares with respect to which such Stock Appreciation Right may be exercised, and not the number of the shares that may be distributed in settlement of such exercise, shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award, including Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)Annual Maximum. The maximum aggregate value of Awards granted under this Plan to a Non-Employee Director in any one calendar year shall not exceed $500,000 in grant date value, as determined for the Company’s financial accounting purposes as of the date of grant.

(c)Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the maximum number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee in any calendar year and the maximum number of shares that can be granted under a Performance-based Award to any one individual grantee in any calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Committee shall also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration extraordinary dividends, acquisitions or dispositions of stock or property or any other similar corporate event to the extent necessary to avoid distortion in the value of the Awards. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may cause the Company to make a cash payment in lieu of fractional shares.
No adjustment shall be made under this Section 3(c) in the case of an Option or Stock Appreciation Right, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or a modification of the Option or Stock Appreciation Right such that the Option or Stock Appreciation Right would be treated as “nonqualified deferred compensation” subject to Section 409A.

(d)Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of more than 50% of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Committee reserves the right to accelerate the vesting and /or exercisability of all outstanding Awards. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.
Notwithstanding anything to the contrary in this Section 3(d), in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a payment to the grantees holding Options and Stock Appreciation Rights in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Sale Event, or (iii) other property being received by the Company’s stockholders in consideration for their shares in the Sale Event, in exchange for the cancellation of such Options and Stock Appreciation Rights, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(e)Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and consultants (within the meaning of Form S-8 under the Securities Act of 1933, as amended) of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.

SECTION 5.STOCK OPTIONS

(a)Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company, a “parent corporation” within the meaning of Section 424(e) of the Code or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)Option Term. The term of each Stock Option shall be fixed by the Committee at the time of grant and stated in the Award agreement, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i)In cash, by certified or bank check or other instrument acceptable to the Committee;

(ii)Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or

(iv)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to the Company to reduce the number of shares otherwise issuable upon such exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised and payment in cash of any remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.STOCK APPRECIATION RIGHTS

(a)Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock or a combination thereof, as determined by the Committee and set forth in the Award agreement at the time of the grant, in an amount or having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:

(i)Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

(ii)Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

(d)Maximum Term for Stock Appreciation Rights. The term of each Stock Appreciation Right shall be fixed by the Committee at the time of grant and stated in the Award agreement, but no Stock Appreciation Right shall be exercisable more than ten years after the date the Stock Appreciation Right is granted.

SECTION 7.RESTRICTED STOCK AWARDS

(a)Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

(b)Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Committee may prescribe.

(c)Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.DEFERRED STOCK AWARDS

(a)Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b)Election to Receive Deferred Stock Awards in Lieu of Compensation. The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(c)Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(d)Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.OTHER STOCK-BASED AWARDS

(a)Nature of Other Stock-Based Awards. Other Stock-Based Awards that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of Stock, including without limitation: (i) convertible preferred stock, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests, (ii) partnership interests in a Subsidiary or the Operating Partnership (iii) Awards valued by reference to book value, fair value or Subsidiary performance, and (iv) any class of profits interest or limited liability company interest created or issued pursuant to the terms of a partnership agreement, limited liability company operating agreement or otherwise by the Operating Partnership or a Subsidiary that has elected to be treated as a partnership for federal income tax purposes and qualifies as a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 with respect to a grantee in the Plan who is rendering services to or for the benefit of the issuing Operating Partnership or Subsidiary.

(b)Calculation of Reserved Shares. For purposes of calculating the number of shares of Stock underlying an Other Stock-Based Award relative to the total number of shares of Stock reserved and available for issuance under Section 3(a) of the Plan, the Committee shall establish in good faith the maximum number of shares of Stock to which a grantee receiving such Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying Other Stock-Based Awards shall be reduced accordingly by the Committee and the related shares of Stock shall be added back to the shares of Stock otherwise available for issuance under the Plan. Each Operating Partnership unit subject to an Award under the Plan shall be treated as one share of Stock for purposes of calculating the aggregate number of shares of Stock available for issuance under the Plan as set forth in this Section 3(a) and the individual annual award limits set forth in Section 3(b). Other Stock-Based Awards may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible grantees to whom, and the time or times at which, Other Stock-Based Awards shall be made; the number of Other Stock-Based Awards to be granted; the price, if any, to be paid by the grantee for the acquisition of such Other Stock-Based Awards; and the restrictions and conditions applicable to such Other Stock-Based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant in its sole discretion. The Committee may allow Other Stock-Based Awards to be held through a limited partnership, or similar “look-through” entity, and the Committee may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 9. The provisions of the grant of Other Stock-Based Awards need not be the same with respect to each grantee.

(c)Restrictions on Transfer. Awards made pursuant to this Section 9 may be subject to transfer restrictions, with conditions and limitations as to when Other Stock-Based Awards can be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which any applicable vesting, performance or deferral period lapses to be established by the Committee at the time of grant in its sole discretion.

(d)Dividend Equivalents. The award agreement, other award documentation in respect of an Other Stock-Based Award, or a separate agreement if required by Section 409A, may provide that the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred or contingent basis, dividends or Dividend Equivalents with respect to the number of shares of Stock underlying the Award or other distributions from the Operating Partnership prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested.

(e)Consideration. Other Stock-Based Awards granted under this Section 9 may be issued for no cash consideration.

SECTION 10.DIVIDEND EQUIVALENT RIGHTS

(a)Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award (but not as a component of any Option or Stock Appreciation Right) or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

(b)Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.PERFORMANCE-BASED AWARDS

(a)Performance-based Awards. Any eligible individual providing services to the Company and who is selected by the Committee may be granted one or more Performance-based Awards in the form of a Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual, including (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-based Award granted under the Plan. Each Performance-based Award shall comply with the provisions set forth below.

(b)Grant of Performance-based Awards. With respect to each Performance-based Award under the Plan, the Committee shall select the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-based Awards to different grantees.

(c)Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, the amount of the Performance-based Awards earned for the Performance Cycle. The Committee may reduce or eliminate the amount of the Performance-based Award for a grantee if, in its sole judgment, such reduction or elimination is appropriate.

(d)Maximum Award Payable. The maximum Performance-based Award payable to any one grantee under the Plan for a Performance Cycle is the calendar year maximum set forth in Section 3(b), or a prorated portion of such calendar year maximum for a Performance Cycle that is shorter than 12 months.

SECTION 12.TRANSFERABILITY OF AWARDS

(a)Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)Committee Action. Notwithstanding Section 12(a), the Committee, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c)Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13.TAX WITHHOLDING

(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)Payment in Stock. Subject to approval by the Committee, a grantee may elect to have the Company’s required tax withholding obligation (up to the highest marginal rate in each relevant jurisdiction at the time of such withholding, as determined by the Company) satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A

In the event any Stock Option or Stock Appreciation Right under the Plan is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

(a)Exercise and Distribution. Except as provided in Section 14(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(i)Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.
(ii)Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 14(a)(ii) may not be made before the date that is six months after the date of separation from service.

(iii)Death. The date of death of the 409A Award grantee.

(iv)Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 14(c)(ii) hereof).

(v)Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 14(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi)Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 14(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event to the extent permitted by Section 409A.

(b) No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 14(a) hereof, except in the case of one of the following events:

(i)Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(ii)Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(iii)Change in Control Event. The Committee may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation to the extent permitted by Section 409A.

(c)Notwithstanding any contrary provision in the Plan or any Award agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Committee determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest).

(d)Definitions. Solely for purposes of this Section 14 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(i)“Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in the most recent authoritative guidance (as determined by the Committee in good faith) from the Department of the Treasury).

(ii)“Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(iii)“Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 15.TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 16.AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent, except to the extent the Board determines necessary to comply with applicable laws or regulations, stock exchange rules or accounting rules. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Committee to be required by any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted, the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Committee’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 17.STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.GENERAL PROVISIONS

(a)Compliance with Legal Requirements. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(e)Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(f)Repayment of Awards as a Result of Certain Improper Conduct. If an Award has been paid to an executive officer of the Company or to his or her spouse or beneficiary, and the Committee later determines that financial results used to determine the amount of that Award must be materially restated and that the executive officer engaged in fraud or intentional misconduct related thereto, the Company will seek repayment or recovery, as appropriate, of the Award to the extent overpaid notwithstanding any contrary provision of the Plan. In addition, Awards under the Plan, including any shares of Stock subject to or issued under an Award, shall, to the extent applicable, be subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation.

(g)Section 409A. If any distribution or settlement of an Award pursuant to the terms of this Plan or an Award agreement would subject a grantee to tax under Section 409A, the Company shall modify the Plan or applicable Award agreement in the least restrictive reasonable manner (as determined by the Committee in good faith) necessary in order to comply with the provisions of Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

SECTION 19.EFFECTIVE DATE OF PLAN; TERM

This Plan was adopted by the Board on April 8, 2026, and will be submitted for approval by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders. The Plan shall not become effective and no Awards shall be granted under the Plan unless and until stockholder approval is received. No grants will be made under the Plan after the tenth anniversary of the Effective Date; provided, however, that no Incentive Stock Option shall be granted under the Plan after the tenth anniversary of the date on which the Plan is adopted by the Board.

SECTION 20.GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

SECTION 21.RESTRICTIONS ON AWARDS

This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not vest, be exercisable or payable, if, in the discretion of the Committee, the vesting, grant, exercise or payment of such Award could impair the Company’s status as a REIT.

Douglas Emmett, Inc.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or telephone.

Vote Your Proxy on the Internet:
Go to https://AALvote.com/DEI
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1-866-804-9616
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

Vote Your Proxy by Mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Mr AB Sample
Sample Street
Sample Town
Sampleshire, XXX XXX

As a stockholder of Douglas Emmett, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 PM ET, on May 27, 2026.

CONTROL NUMBER

▼ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOUGLAS EMMETT, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 28, 2026 at 9:00 AM PDT

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2026, the terms of each of which are incorporated herein by reference, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution and revocation in each of them, on behalf and in the name of the undersigned, to attend the above-referenced Annual Meeting of Stockholders of Douglas Emmett, Inc., and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, and revokes any proxy heretofore given with respect to such meeting.

Mr AB Sample
Sample Street
Sample Town
Sampleshire, XXX XXX

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF ALL DIRECTOR NOMINEES OR ANY SUBSTITUTE NOMINEE DESIGNATED BY THE BOARD OF DIRECTORS, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR END DECEMBER 31, 2026, (3) FOR APPROVAL IN A NON-BINDING ADVISORY VOTE OF OUR EXECUTIVE COMPENSATION, (4) FOR APPROVAL OF THE DOUGLAS EMMETT, INC. 2026 OMNIBUS STOCK INCENTIVE PLAN, AND IN THEIR DISCRETION, AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANYADJOURNMENT OR POSTPONEMENT THEREOF.

Signature____________________

Date____________________

Title____________________

Signature (Joint Owners)____________________

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

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Address Change:
(If you noted any Address Changes above, please mark box.) ☐

Important Notice Regarding the Availability of Proxy Materials:

The 2026 Proxy Statement and Annual Report for the year ended 2025 are available at:
https://web.viewproxy.com/DEI/2026

▼ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▼

Our Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

Please mark your votes like this ☒

Proposal 1: Election of eight directors

1. ELECTIONS OF DIRECTORS:
(1) Jordan L. Kaplan
(2) Kenneth M. Panzer
(3) Andy Cohen
(4) Dorene C. Dominguez
(5) Virginia A. McFerran
(6) Thomas E. O'Hern
(7) William E. Simon, Jr.
(8) Shirley Wang

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHOLD vote from all nominees**

☐ **For All EXCEPT –** To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐

FOR ☐ **AGAINST** ☐ **ABSTAIN** ☐